                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-23027



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 30, 1997)

                         5,400,000 PREFERRED SECURITIES

                             PACIFICORP CAPITAL II
                   7.70% TRUST PREFERRED SECURITIES, SERIES B
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
GUARANTEED TO THE EXTENT PACIFICORP CAPITAL II HAS FUNDS AS DESCRIBED HEREIN BY


                               [LOGO-PACIFICORP]
                            ------------------------


    The 7.70% Trust Preferred Securities, Series B (the "Series B Preferred Securities"), offered hereby represent undivided beneficial interests in the assets of PacifiCorp Capital II, a trust created under the laws of the State of Delaware ("PacifiCorp Capital II"). PacifiCorp, an Oregon corporation ("PacifiCorp"), will be the owner of all of the beneficial interests represented by common securities of PacifiCorp Capital II (the "Series B Common Securities"). The Bank of New York is the Property Trustee of PacifiCorp Capital
II. PacifiCorp Capital II exists for the sole purpose of issuing the Series B Preferred Securities and the Series B Common Securities and investing the proceeds thereof in 7.70% Junior Subordinated Deferrable Interest Debentures,


                                                        (CONTINUED ON NEXT PAGE)

SEE "RISK FACTORS" BEGINNING ON PAGE S-4 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES B PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE SERIES B PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

    The Series B Preferred Securities have been approved for listing, subject to official notice of issuance, on The New York Stock Exchange, Inc. (the "NYSE"). Trading of the Series B Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series B Preferred Securities. See "Underwriting."
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
           WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                    INITIAL PUBLIC             UNDERWRITING         PROCEEDS TO PACIFICORP
                                                    OFFERING PRICE            COMMISSION(1)            CAPITAL II(2)(3)
Per Series B Preferred Security                         $25.00                     (2)                      $25.00
Total                                                $135,000,000                  (2)                   $135,000,000

  (1) PacifiCorp Capital II and PacifiCorp have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


  (2) In view of the fact that the proceeds of the sale of the Series B Preferred Securities will be used to purchase the Series D Debentures, the Underwriting Agreement provides that PacifiCorp will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $0.7875 per Series B Preferred Security (or $4,252,500 in the aggregate). See "Underwriting."


  (3) Expenses of the offering, which are payable by PacifiCorp, are estimated to be $400,000.
                                ----------------


    The Series B Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series B Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about August 4, 1997, against payment therefor in immediately available funds.

                                ----------------
SMITH BARNEY INC.
         A.G. EDWARDS & SONS, INC.
                  GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                                                        PAINEWEBBER INCORPORATED


July 30, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES B PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SERIES B PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

(CONTINUED FROM PREVIOUS PAGE)

Series D (the "Series D Debentures") to be issued by PacifiCorp. The Series D Debentures will mature on September 30, 2037 (the "Stated Maturity Date") and are redeemable prior to maturity at the option of PacifiCorp as described below. The Series B Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Series B Common Securities. See "Description of Preferred Securities--Subordination of Common Securities" in the accompanying Prospectus.


    The Series B Preferred Securities constitute "Preferred Securities" as described in the accompanying Prospectus. Subject to the provisions hereof, holders of the Series B Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1997, at the annual rate of 7.70% of the liquidation amount of $25 per Series B Preferred Security ("Distributions"). PacifiCorp has the right to defer the payment of interest on the Series D Debentures at any time or from time to time for one or more periods (each, an "Extension Period"); PROVIDED, HOWEVER, that such Extension Period, together with all previous and further extensions thereof prior to its termination, does not exceed 20 consecutive quarters and does not extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), PacifiCorp may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Series D Debentures are so deferred, Distributions on the Series B Preferred Securities will also be deferred and PacifiCorp will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to PacifiCorp's capital stock or debt securities that rank PARI PASSU with or junior to the Series D Debentures. During an Extension Period, interest on the Series D Debentures will continue to accrue (and the amount of Distributions to which holders of the Series B Preferred Securities are entitled will accumulate at the rate of 7.70% per annum, compounded quarterly) and holders of Series B Preferred Securities will be required to accrue interest income for United States federal income tax purposes in advance of receipt of cash related to such interest income. See "Certain Terms of Series D Debentures-- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations--Stated Interest and Original Issue Discount."


    PacifiCorp has, through the Series B Guarantee, the Trust Agreement, the Series D Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of PacifiCorp Capital II's obligations under the Series B Preferred Securities. See "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantee" in the accompanying Prospectus. PacifiCorp will guarantee the payment of Distributions and payments on liquidation or redemption of the Series B Preferred Securities, but only in each case to the extent of funds held by PacifiCorp Capital II, as described herein (the "Series B Guarantee"). See "Description of Guarantee" in the accompanying Prospectus. If PacifiCorp does not make interest payments on the Series D Debentures held by PacifiCorp Capital II, PacifiCorp Capital II will have insufficient funds to pay Distributions on the Series B Preferred Securities. The Series B Guarantee does not cover payment of Distributions when PacifiCorp Capital II does not have sufficient funds to pay such Distributions. In such event, a holder of Series B Preferred Securities may institute a legal proceeding directly against PacifiCorp to enforce payment to such holder of the principal of or interest on the Series D Debentures as described in "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities" in the accompanying Prospectus. The obligations of PacifiCorp under the Series B Guarantee and the Series D Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined under "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus) of PacifiCorp.


    The Series B Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Series D Debentures at the Stated Maturity Date or their earlier redemption in an amount equal to the amount of related Series D Debentures maturing or being redeemed at a redemption price equal to the aggregate liquidation amount of such Series B Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Price"). The Series D Debentures are redeemable prior to the Stated Maturity Date at the option of PacifiCorp (i) on or after August 4, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Series D Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof (the "Debentures Redemption Price"), or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus), at the Debentures Redemption Price, in each case as further described under "Certain Terms of the Series D Debentures--Redemption" herein and "Description of Junior Subordinated Debentures--Redemption" and "--Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.


    At any time, PacifiCorp will have the right to terminate PacifiCorp Capital II and cause the Series D Debentures to be distributed to the holders of the Series B Preferred Securities in liquidation of PacifiCorp Capital II. See "Certain Terms of Series B Preferred Securities--Distribution of Series D Debentures." In the event of the termination of PacifiCorp Capital II, after satisfaction of creditors of PacifiCorp Capital II as provided by applicable law, the holders of the Series B Preferred Securities will be entitled to receive a liquidation amount of $25 per Series B Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series D Debentures, subject to certain exceptions. See "Description of Preferred Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

    The Series D Debentures are unsecured and subordinate and junior in right of payment to all Senior Indebtedness of PacifiCorp. As of June 30, 1997, PacifiCorp had approximately $4.4 billion aggregate principal amount of Senior Indebtedness outstanding. The terms of the Series D Debentures place no limitation on the amount of Senior Indebtedness that may be incurred by PacifiCorp. In addition, the Series D Debentures will be effectively subordinated to all existing and future liabilities of PacifiCorp's subsidiaries, and holders of Series D Debentures should look only to the assets of PacifiCorp for payments on Series D Debentures. See "Description of Junior Subordinated Debentures--General" and "--Subordination" in the accompanying Prospectus.


    The NYSE has authorized the listing of the Series B Preferred Securities under the symbol "PPW PrB," subject to official notice of issuance. Trading of the Series B Preferred Securities is expected to commence within 30 days after the initial delivery of the Series B Preferred Securities. If the Series D Debentures are distributed to the holders of Series B Preferred Securities upon the liquidation of PacifiCorp Capital II, PacifiCorp will use its best efforts to list the Series D Debentures on the NYSE or such other stock exchanges or other automated quotation systems, if any, on which the Series B Preferred Securities are then listed.


    The Series B Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series B Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Series B Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Book-Entry Issuance" in the accompanying Prospectus.

    THE FOLLOWING INFORMATION SUPPLEMENTS AND SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. AS USED HEREIN, (I) THE "INDENTURE" MEANS THE INDENTURE, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, INCLUDING THE FOURTH SUPPLEMENTAL INDENTURE RELATING TO THE SERIES D DEBENTURES, BETWEEN PACIFICORP AND THE BANK OF NEW YORK, AS TRUSTEE (THE "DEBENTURE TRUSTEE"), AND (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT AMONG PACIFICORP, AS DEPOSITOR, THE BANK OF NEW YORK, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), THE BANK OF NEW YORK (DELAWARE), AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), THE ADMINISTRATIVE TRUSTEES NAMED THEREIN (COLLECTIVELY, WITH THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE, THE "ISSUER TRUSTEES") AND THE HOLDERS FROM TIME TO TIME OF UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF PACIFICORP CAPITAL II. EACH OF THE OTHER CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED IN THIS PROSPECTUS SUPPLEMENT HAS THE MEANING SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS.

                                  RISK FACTORS

    Prospective purchasers of the Series B Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters. In addition, because the holders of Series B Preferred Securities may receive Series D Debentures in exchange therefor upon liquidation of PacifiCorp Capital II, prospective purchasers of Series B Preferred Securities are also making an investment decision with regard to the Series D Debentures and should carefully review all information regarding the Series D Debentures contained herein.

UNCERTAINTIES ARISING FROM PROPOSED ACQUISITION OF THE ENERGY GROUP AND PROPOSED
  DISPOSITIONS

    On June 13, 1997, PacifiCorp announced a cash tender offer to be made by PacifiCorp Acquisitions, an unlimited company organized and registered in England and Wales and a wholly owned indirect subsidiary of PacifiCorp ("PacifiCorp Acquisitions"), for The Energy Group PLC ("TEG") in a transaction valued at approximately $9.6 billion in debt and equity (the "Acquisition"). TEG is a diversified international energy group with operations in the United Kingdom, United States and Australia and includes Peabody, the world's largest private producer of coal, and Eastern Group PLC, one of the leading integrated electricity and gas groups in the United Kingdom. Upon completion of the Acquisition, PacifiCorp would have approximately five million electric and gas customers, approximately 17,000 megawatts of generation capacity and more than ten billion tons of coal reserves.

    The offer is subject to, among other conditions, the receipt of the requisite amount of valid acceptances from TEG's shareholders, regulatory approvals in the United Kingdom and the conditions of the Hart-Scott-Rodino Antitrust Act in the United States. Formal tender offer documents were mailed to TEG's shareholders on June 30, 1997 and, subject to the satisfaction of such conditions, PacifiCorp Acquisitions expects to consummate the offer within a few months. The Acquisition will be financed initially through borrowings and the sale of noncore assets by subsidiaries of PacifiCorp and the debt financing will be provided through multiple debt facilities.

    Also, on June 13, 1997, PacifiCorp announced the planned sale of Pacific Telecom, Inc. ("PTI"), its wholly owned indirect telecommunications subsidiary, to Century Telephone Enterprises, Inc. for approximately $1.5 billion in cash plus the assumption of PTI debt. Although the sale of PTI is subject to regulatory approvals in certain of the states in which it does business, PacifiCorp expects to complete the sale by late 1997 or early 1998. In addition, PacifiCorp has announced its intention to sell certain other assets, including assets held by its financial services and independent power and cogeneration businesses.

    There can be no assurance that the Acquisition or any of such proposed dispositions will be consummated or that, if the Acquisition is consummated, it will not adversely affect PacifiCorp's results of operations. See "--Risk of Possible Downgrading." For more information with respect to the Acquisition and PacifiCorp's planned sale of PTI, reference is made to PacifiCorp's Current Report on Form 8-K dated

June 13, 1997 and PacifiCorp's Schedule 14D-1 dated June 30, 1997, each of which was filed by PacifiCorp with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is incorporated by reference in the accompanying Prospectus.

RISK OF POSSIBLE DOWNGRADING

    PacifiCorp's senior secured and junior subordinated long-term debt securities are currently rated A2 and Baa1, respectively, by Moody's Investors Service ("Moody's") and A and A-, respectively, by Standard & Poor's, a division of The McGraw-Hill Companies ("S&P"). Following the disclosure of the Acquisition, Moody's, S&P and other rating agencies announced that their ratings of securities of PacifiCorp and certain of its subsidiaries would be reviewed for possible downgrade or other action. In light of these actions, there can be no assurance that the current ratings of any of these securities of PacifiCorp and such subsidiaries will be maintained or, if downgraded by any of these rating agencies, that the ratings for such securities will remain investment grade, or that the Series B Preferred Securities will be given investment grade ratings.


    As of the date of this Prospectus Supplement, neither Moody's or S&P, nor any other rating agency, has downgraded the ratings of PacifiCorp's securities, but they remain under review by such rating agencies. If any such downgrading were to occur, such action would adversely affect the availability and cost of funds for PacifiCorp, as well as necessitate the modification of existing regulatory approvals with respect to certain of its borrowings. For more information with respect to PacifiCorp's available liquidity and capital resources, reference is made to the Incorporated Documents referred to in the accompanying Prospectus, including "Liquidity and Capital Resources" in PacifiCorp's Annual Report to Shareholders for the year ended December 31, 1996, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996 filed by PacifiCorp with the Commission under the Exchange Act and is incorporated by reference in the accompanying Prospectus.


RANKING OF SUBORDINATED OBLIGATIONS UNDER THE SERIES B GUARANTEE AND THE SERIES
  D DEBENTURES

    The obligations of PacifiCorp under the Series B Guarantee issued by PacifiCorp for the benefit of the holders of Series B Preferred Securities are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of PacifiCorp. The obligations of PacifiCorp under the Series D Debentures are subordinate and junior in right of payment to all such Senior Indebtedness. At June 30, 1997, the Senior Indebtedness of PacifiCorp aggregated approximately $4.4 billion. In addition, the Series D Debentures will be effectively subordinated to all existing and future liabilities of PacifiCorp's subsidiaries, and holders of Series D Debentures should look only to the assets of PacifiCorp for payments on the Series D Debentures. None of the Indenture, the Series B Guarantee or the Trust Agreement place any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by PacifiCorp. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

    The ability of PacifiCorp Capital II to pay amounts due on the Series B Preferred Securities is solely dependent upon PacifiCorp making payments on the Series D Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; POTENTIAL MARKET
  VOLATILITY DURING EXTENSION PERIOD

    So long as no Debenture Event of Default under the Indenture has occurred and is continuing, PacifiCorp has the right under the Indenture to defer the payment of interest on the Series D Debentures at any time or from time to time for one or more Extension Periods, each of which, together with all previous and further extensions of such Extension Period prior to its termination, may not exceed 20 consecutive quarters and may not extend beyond the Stated Maturity Date. As a consequence of any such election, quarterly Distributions on the Series B Preferred Securities by PacifiCorp Capital II will be deferred (and the amount of Distributions to which holders of the Series B Preferred Securities are entitled will continue to accumulate at the rate of 7.70% per annum, compounded quarterly) during any such Extension Period. During any such Extension Period, PacifiCorp may not, and may not permit any subsidiary of PacifiCorp to, (i) declare, set aside or pay any dividend or distribution on, or repurchase, redeem, or otherwise acquire or make any sinking fund payment with respect to, any shares of PacifiCorp's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the Series D Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock,
(b) conversions into or exchanges for shares of its capital stock, (c) redemptions, purchases or other acquisitions of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PacifiCorp or any of its subsidiaries and mandatory redemptions or sinking fund payments with respect to any series of preferred stock of PacifiCorp that are subject to mandatory redemption or sinking fund requirements; PROVIDED, HOWEVER, that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PacifiCorp and then outstanding and (2) the capital and surplus of PacifiCorp to be stated on the books of account of PacifiCorp after giving effect to such payment; PROVIDED, FURTHER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision, and (d) payments under any guarantee by PacifiCorp with respect to any securities of a subsidiary of PacifiCorp, provided that the proceeds from the issuance of such securities were used to purchase Junior Subordinated Debentures of any series under the Indenture). Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, PacifiCorp may elect to begin a new Extension Period subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series D Debentures. See "Certain Terms of Series B Preferred Securities--Distributions" and "Certain Terms of Series D Debentures--Option to Extend Interest Payment Period."


    Should an Extension Period occur, a holder of Series B Preferred Securities (even if it uses the cash method of accounting for United States federal income tax purposes) will be required to accrue interest income in respect of its PRO RATA share of the Series D Debentures held by PacifiCorp Capital II for United States federal income tax purposes. As a result, a holder of Series B Preferred Securities will be required to include such interest in gross income (as original issue discount) for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from PacifiCorp Capital II if the holder disposes of the Series B Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Considerations--Stated Interest and Original Issue Discount" and "--Sale or Redemption of Series B Preferred Securities."

    PacifiCorp has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series D Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to PacifiCorp's capital stock, PacifiCorp believes that the likelihood of such exercise is remote. However, should PacifiCorp elect to exercise such right in the future, the market price of the Series B Preferred Securities is likely to be affected. A holder that disposes of its Series B Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Series B Preferred Securities. In addition, as a result of the existence of PacifiCorp's right to defer interest payments, the market price of the Series B Preferred Securities (which represent a preferred undivided beneficial interest in the Series D Debentures) may be more volatile than the market prices of other securities that are not subject to such deferrals.

SPECIAL EVENT REDEMPTION

    Upon the occurrence and continuation of a Special Event, as described under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus, PacifiCorp will have the right to redeem the Series D Debentures in whole (but not in part) within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Series B Preferred Securities at the Redemption Price. See "Certain Terms of Series B Preferred Securities--Redemption."


    Under current United States federal income tax law, such a redemption of the Series B Preferred Securities would constitute a taxable event to the holders thereof. See "Certain Federal Income Tax Considerations--Sale or Redemption of Series B Preferred Securities."



    See "--Possible Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event (as defined under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus), which may permit PacifiCorp to cause a mandatory redemption of the Series B Preferred Securities prior to August 4, 2002 at the Redemption Price.


EXCHANGE OF SERIES B PREFERRED SECURITIES FOR SERIES D DEBENTURES

    PacifiCorp will have the right at any time to terminate PacifiCorp Capital II and, after satisfaction of liabilities to creditors of PacifiCorp Capital II as required by applicable law, cause the Series D Debentures to be distributed to the holders of the Series B Preferred Securities in exchange therefor upon liquidation of PacifiCorp Capital II. See "Certain Terms of Series B Preferred Securities--Distribution of Series D Debentures."

    Under current United States federal income tax law, such a distribution of the Series D Debentures would not constitute a taxable event to the holders of the Series B Preferred Securities. However, if a Tax Event were to occur that would cause PacifiCorp Capital II to be classified as an association taxable as a corporation and to be subject to United States federal income tax with respect to income received or accrued on the Series D Debentures, a distribution of the Series D Debentures by PacifiCorp Capital II would be a taxable event to PacifiCorp Capital II and the holders of the Series B Preferred Securities. See "Certain Federal Income Tax Considerations--Distribution of Series D Debentures to Holders of Series B Preferred Securities."

MARKET PRICES

    There can be no assurance as to the market prices for Series B Preferred Securities or Series D Debentures that may be distributed in exchange for Series B Preferred Securities if a liquidation of PacifiCorp Capital II occurs. Accordingly, the Series B Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Series D Debentures that a holder of Series B Preferred Securities may receive on liquidation of PacifiCorp Capital II, may trade at a discount to the price that the investor paid to purchase the Series B Preferred Securities offered hereby. Holders of Series B Preferred Securities may receive Series D Debentures upon liquidation of PacifiCorp Capital II and prospective purchasers of Series B Preferred Securities are also making an investment decision with regard to the Series D Debentures and should carefully review all the information regarding the Series D Debentures contained herein. See "Description of the Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.

POSSIBLE TAX LAW CHANGES


    On February 6, 1997, as part of the fiscal 1998 budget proposal submitted to Congress, the Clinton Administration proposed certain changes to federal income tax law which would, among other things, deny an issuer an interest deduction, for federal income tax purposes, on certain instruments similar to the Series D Debentures that are issued on or after the date of "first committee action" (the "Clinton Proposal"). The revenue provisions of the proposed fiscal 1998 federal budget are contained in H.R. 2014, the House of Representatives and Senate versions of which were passed on June 26 and 27, 1997, respectively. Neither the House of Representatives nor the Senate versions of H.R. 2014 included any provision that would deny an issuer an interest deduction, for federal income tax purposes, on instruments with terms similar to the Series D Debentures. There can be no assurance, however, that the Clinton Proposal or other legislation that adversely affects the Series D Debentures will not ultimately be enacted into law or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Series D Debentures and, consequently, the Series B Preferred Securities. See "Certain Terms of Series B Capital Securities--Redemption" and "Certain Terms of Series D Debentures-- Redemption." See also "Certain Federal Income Tax Considerations--Possible Tax Law Changes."


RIGHTS UNDER THE SERIES B GUARANTEE

    The Series B Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as the indenture trustee under the Series B Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Series B Guarantee for the benefit of the holders of the Series B Preferred Securities. The Bank of New York also will act as Debenture Trustee for the Series D Debentures and as Property Trustee under the Trust Agreement. The Series B Guarantee guarantees to the holders of the Series B Preferred Securities the following payments, to the extent not paid by PacifiCorp Capital II: (i) any accumulated and unpaid Distributions required to be paid on the Series B Preferred Securities, to the extent that PacifiCorp Capital II has funds on hand available therefor, (ii) the redemption price with respect to any Series B Capital Securities called for redemption to the extent that PacifiCorp Capital II has funds on hand available therefor, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of PacifiCorp Capital II (unless the Series D Debentures are distributed to holders of the Series B Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions to the date of payment to the extent PacifiCorp Capital II has funds on hand available therefor and (b) the amount of assets of PacifiCorp Capital II remaining available for distribution to holders of the Series B Preferred Securities.

    The holders of not less than a majority in aggregate stated liquidation amount of the Series B Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Series B Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Series B Guarantee. Any holder of the Series B Preferred Securities may institute a legal proceeding directly against PacifiCorp to enforce its rights under the Series B Guarantee without first instituting a legal proceeding against PacifiCorp Capital II, the Guarantee Trustee or any other person or entity. If PacifiCorp were to default on its obligation to pay amounts payable under the Series D Debentures, PacifiCorp Capital II would lack funds for the payment of Distributions or amounts payable on redemption of the Series B Preferred Securities or otherwise, and, in such event, holders of the Series B Preferred Securities would not be able to rely upon the Series B Guarantee for payment of such amounts. Instead, holders of the Series B Preferred Securities would have the limited enforcement rights described under "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities" in the accompanying Prospectus. See also "Description of Guarantee" and "Description of Junior Subordinated Debentures-- Corresponding Junior Subordinated Debentures" in the accompanying Prospectus. The Trust Agreement provides that each holder of Series B Preferred Securities by acceptance thereof agrees to the provisions of the Series B Guarantee and the Indenture.

LIMITED VOTING RIGHTS

    Holders of Series B Preferred Securities will generally have limited voting rights relating only to the modification of the Series B Preferred Securities and the dissolution, winding-up or liquidation of PacifiCorp Capital II. Holders of Series B Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in the holder of the Series B Common Securities except upon the occurrence of certain events. The Issuer Trustees and PacifiCorp may amend the Trust Agreement without the consent of holders of Series B Preferred Securities to ensure that PacifiCorp Capital II will be classified for United States federal income tax purposes as a grantor trust, even if such action adversely affects the interests of such holders in a material respect. See also "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "--Removal of Issuer Trustees" in the accompanying Prospectus.

TRADING CHARACTERISTICS OF SERIES B PREFERRED SECURITIES

    The Series B Preferred Securities have been approved for listing, subject to official notice of issuance, on the NYSE. The Series B Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Series D Debentures. A holder of Series B Preferred Securities that disposes of its Series B Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from PacifiCorp Capital II for the period prior to such disposition) will nevertheless be required to include, as ordinary income, accrued but unpaid interest on the Series D Debentures through the date of disposition and to add such amount to its adjusted tax basis in the Series B Preferred Securities disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the amount of accrued but unpaid interest) is less than its adjusted tax basis (which will reflect accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations--Sale or Redemption of Series B Preferred Securities."

                             PACIFICORP CAPITAL II

    PacifiCorp Capital II is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by PacifiCorp, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustee named therein (which trust agreement was later amended and restated in the form of the Trust Agreement) and
(ii) the filing of a certificate of trust with the Delaware Secretary of State on May 7, 1996. PacifiCorp Capital II's business and affairs are conducted by the Issuer Trustees: The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and two individual Administrative Trustees who are employees or officers of or affiliated with PacifiCorp. PacifiCorp Capital II exists for the exclusive purposes of (i) issuing and selling the Series B Preferred Securities and Series B Common Securities, (ii) using the proceeds from the sale of Series B Preferred Securities and the Series B Common Securities to acquire Series D Debentures issued by PacifiCorp and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the Series D Debentures will be the sole assets of PacifiCorp Capital II, and payments under the Series D Debentures will be the sole revenue of PacifiCorp Capital II. All of the Series B Common Securities will be owned by PacifiCorp. The Series B Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Series B Preferred Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from a Debenture Event of Default (as defined under "Description of Junior Subordinated Debentures--Debenture Events of Default" in the accompanying Prospectus) under the Indenture, the rights of PacifiCorp as holder of the Series B Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Series B Preferred Securities. See "Description of Preferred Securities--Subordination of Common Securities" in the accompanying Prospectus. PacifiCorp will acquire Series B Common Securities having an aggregate stated liquidation preference equal to approximately 3% of the total capital of PacifiCorp Capital II. PacifiCorp Capital II has a term of 45 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of PacifiCorp Capital II is 700 NE Multnomah, Suite 1600, Portland, Oregon 97232, Attention: Secretary, and its telephone number is (503) 731-2000. See "The Issuer Trust" in the accompanying Prospectus.

                                   PACIFICORP

    PacifiCorp is an electric utility headquartered in Portland, Oregon that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly owned subsidiary) ("Holdings"), of 100% of each of Powercor Australia Limited ("Powercor"), an Australian electric distribution company, and PTI, a leading provider of local telephone exchange service to rural and suburban markets, in addition to other investments.


    PacifiCorp furnishes electric service to approximately 1,400,000 customers in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Powercor serves approximately 550,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. PTI, through its subsidiaries, provides local telephone service and access to the long-distance network in Alaska, seven other western states and three Midwestern states and provides cellular mobile telephone services in six states. On April 15, 1997, Holdings acquired 100% of TPC Corporation ("TPC"), a natural gas gathering, processing, storage and marketing company. Holdings also has interests in the independent power and cogeneration business through its wholly owned subsidiary, Pacific Generation Company ("PGC"), and is engaged in wholesale trading of power in the eastern U.S. energy markets through its wholly owned subsidiary, PacifiCorp Power Marketing, Inc. ("PPM"). Portions of the loan, leasing and real estate investment portfolio of another wholly owned subsidiary of Holdings, PacifiCorp Financial Services, Inc. ("PFS"), are being liquidated. PFS expects to retain only its tax advantaged investments in leveraged lease assets (primarily aircraft).


    On June 13, 1997, PacifiCorp announced a cash tender offer to be made by PacifiCorp Acquisitions for TEG, a diversified international energy group with operations in the United Kingdom, United States and Australia, as well as the planned sale of PTI and assets held by PFS and PGC. See "Risk Factors-- Uncertainties Arising From Proposed Acquisition of The Energy Group and Proposed Dispositions." On July 16, 1997, PacifiCorp announced that it is soliciting offers to sell the natural gas gathering and processing assets of TPC.

    The principal executive offices of PacifiCorp are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is (503) 731-2000.

                                USE OF PROCEEDS

    All of the proceeds from the sale of Series B Capital Securities will be invested by PacifiCorp Capital II in Series D Debentures. The proceeds from the sale of such Series D Debentures will initially become part of the general funds of PacifiCorp and will be used to repay all or a portion of PacifiCorp's short-term borrowings outstanding at the time of issuance. PacifiCorp is considering the retirement of long-term debt and other senior securities in connection with which it may incur additional short-term indebtedness.

                         SELECTED FINANCIAL INFORMATION
             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    The selected financial data of PacifiCorp for the years ended December 31, 1994, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997 set forth below were derived from and should be read in conjunction with the consolidated financial statements and related notes of PacifiCorp and subsidiaries incorporated by reference in the accompanying Prospectus. The consolidated financial statements for the three-year period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, and the reports of Deloitte & Touche LLP thereon are incorporated by reference in the accompanying Prospectus.

                                                                                                      SIX
                                                                   TWELVE MONTHS ENDED            MONTHS ENDED
                                                                      DECEMBER 31,                  JUNE 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
Income Statement Data:
  Revenues
    Domestic Electric(1)...................................     $2,686     $2,654     $2,992     $1,370     $1,585
    Australian Electric(1).................................         --         26        659        300        361
    Other(2)...............................................        154        135        153         70        316
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................      2,840      2,815      3,804      1,740      2,262
  Income from Operations(3)
    Domestic Electric......................................        819        801        870        397        381
    Australian Electric....................................         --          6        127         59         82
    Other(2)...............................................         39         84         89         39         20
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................        858        891      1,086        495        483
  Income from Continuing Operations........................        398        402        430        195        179
  Discontinued Operations(4)...............................         70        103         75         34         37
  Net Income...............................................        468        505        505        229        216
  Preferred Stock Dividend Requirements....................         40         39         30         18         12
  Earnings Contribution on Common Stock
    Domestic Electric......................................        340        276        342        148        137
    Australian Electric(1).................................         --          1         32         16         29
    Other(1)(2)............................................         18         86         26         13          1
                                                             ---------  ---------  ---------  ---------  ---------
    Continuing Operations..................................        358        363        400        177        167
    Discontinued Operations(4).............................         70        103         75         34         37
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................      $ 428      $ 466      $ 475      $ 211      $ 204
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Average Common Shares Outstanding (Thousands)............    282,912    284,272    292,424    290,177    295,648

  Earnings per Common Share:
    Continuing Operations..................................     $ 1.26     $ 1.28     $ 1.37     $ 0.61     $ 0.56
    Discontinued Operations(4).............................       0.25       0.36       0.26       0.12       0.13
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................     $ 1.51     $ 1.64     $ 1.63     $ 0.73     $ 0.69
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Dividends Declared per Common Share......................     $ 1.08     $ 1.08     $ 1.08     $ 0.54     $ 0.54
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                            JUNE 30, 1997
                                                                            ----------------------------------------------
                                                                                    ACTUAL              AS ADJUSTED(5)
                                                                            ----------------------  ----------------------
                                                                             AMOUNT         %        AMOUNT         %
                                                                            ---------  -----------  ---------  -----------
                                                                                 (UNAUDITED)             (UNAUDITED)
Capital Structure:
  Long-Term Debt..........................................................  $   5,361          54%  $   5,361          53%
  Guaranteed Preferred Beneficial Interests in Company's Junior
    Subordinated Debentures(6)............................................        210           2         345           3
  Preferred Stock.........................................................        175           2         175           2
  Preferred Stock Subject to Mandatory Redemption.........................        136           1         136           2
  Common Equity...........................................................      4,068          41       4,068          40
                                                                            ---------       -----   ---------       -----
    Total.................................................................  $   9,950         100%  $  10,085         100%
  Short-Term Debt.........................................................  $     599               $     469
  Long-Term Debt Currently Maturing.......................................  $     273               $     273

------------------------

(1) Certain amounts from prior years have been reclassified to conform with the 1996 method of presentation. These reclassifications had no effect on previously reported consolidated net income.

(2) Other includes the operations of PFS, PGC and PPM, as well as the activities of Holdings. The 1997 period also includes the operations of TPC subsequent to its acquisition on April 15, 1997.

(3) Income before income taxes, interest, other nonoperating items and discontinued operations.

(4) Discontinued operations represents PacifiCorp's 100% interest in PTI, a telecommunications subsidiary.


(5) Adjusted to give effect to the consummation of the offering of 5,400,000 Series B Preferred Securities and the application of the estimated net proceeds therefrom to repay short-term debt. PacifiCorp issued $300,000,000 of First Mortgage Bonds in July 1997 and applied the net proceeds thereof to the retirement of unsecured short-term debt. The retired portion of short-term debt had been reclassified as long-term debt at June 30, 1997.


(6) As described herein, the assets of PacifiCorp Capital II will consist solely of $139,176,000 of Series D Debentures, issued by PacifiCorp to PacifiCorp Capital II, and certain rights under the Series B Guarantee. PacifiCorp owns all of the Series B Common Securities of PacifiCorp Capital II.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, PacifiCorp Capital II will be treated as a subsidiary of PacifiCorp and, accordingly, the accounts of PacifiCorp Capital II will be included in the consolidated financial statements of PacifiCorp. The Series B Preferred Securities will be presented as a separate line item in the consolidated balance sheet of PacifiCorp and appropriate disclosures about the Series B Preferred Securities, the Series B Guarantee and the Series D Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, PacifiCorp will record Distributions payable on the Series B Preferred Securities as minority interest expense.

                 CERTAIN TERMS OF SERIES B PREFERRED SECURITIES

GENERAL

    The following summary of certain terms and provisions of the Series B Preferred Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of Preferred Securities," to which description reference is hereby made. This summary of certain terms and provisions of the Series B Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus is a part.

DISTRIBUTIONS


    The Series B Preferred Securities represent undivided beneficial interests in the assets of PacifiCorp Capital II, and Distributions on each Series B Preferred Security will be payable at the annual rate of 7.70% of the stated liquidation amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions will accumulate from August 4, 1997, the date of original issuance. The first Distribution payment date for the Series B Preferred Securities will be September 30, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. In the event that any date on which Distributions are payable on the Series B Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (and without any reduction in Distributions or other payment in respect of any such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued and unpaid distributions will accumulate additional Distributions thereon after the payment date therefor in an amount equal to the additional interest accrued on interest in arrears on the Series D Debentures. See "Certain Terms of Series D Debentures--General." The term "Distributions" as used herein shall include any such additional amounts. See "Description of Preferred Securities--Distributions" in the accompanying Prospectus.



    So long as no Debenture Event of Default under the Indenture has occurred and is continuing, PacifiCorp has the right under the Indenture to defer the payment of interest on the Series D Debentures at any time or from time to time for one or more Extension Periods, each of which, together with all previous and further extensions of such Extension Period prior to its termination, may not exceed 20 consecutive quarters and may not extend beyond the Stated Maturity Date. As a consequence of any such election, quarterly Distributions on the Series B Preferred Securities will be deferred by PacifiCorp Capital II during any such Extension Period. Distributions to which holders of the Series B Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 7.70% per annum thereof, compounded quarterly from the relevant payment date for such Distributions. During any such Extension Period, PacifiCorp may not, and may not permit any subsidiary of PacifiCorp to, (i) declare, set aside or pay any dividend or distribution on, or repurchase, redeem, or otherwise acquire or make any sinking fund payment with respect to, any shares of PacifiCorp's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the Series D Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, (b) conversions into or exchanges for shares of its capital stock, (c) redemptions, purchases or other acquisitions of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PacifiCorp or any of its subsidiaries and mandatory redemptions or sinking fund payments with respect to any series of preferred stock of PacifiCorp that are subject to mandatory redemption or sinking fund requirements; PROVIDED, HOWEVER, that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PacifiCorp and then outstanding and (2) the capital and surplus of PacifiCorp to be stated on the books of account of PacifiCorp after giving effect to such payment; PROVIDED, FURTHER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision, and (d) payments under any guarantee by PacifiCorp with respect to any securities of a subsidiary of PacifiCorp, provided that the proceeds from the issuance of such securities were used to purchase Junior Subordinated Debentures of any series under the Indenture). Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, PacifiCorp may elect to begin a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series D Debentures. See "Certain Terms of Series D Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations--Stated Interest and Original Issue Discount."

    PacifiCorp has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series D Debentures.

REDEMPTION

    Upon the repayment or redemption, in whole or in part, of the Series D Debentures, whether at the Stated Maturity Date or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount of the Series B Preferred Securities, upon not less than 30 nor more than 60 days' notice prior to the date fixed for repayment or redemption (the "Redemption Date"), at the Redemption Price. See "Description of Preferred Securities--Redemption or Exhange" in the accompanying Prospectus and "Certain Terms of Series D Debentures--Redemption."


    PacifiCorp will have the right to redeem the Series D Debentures (i) on or after August 4, 2002, in whole at any time or in part from time to time, at the Debentures Redemption Price or (ii) at any time, in whole (but not in part), upon the occurrence of and continuation of a Tax Event or an Investment Company Event (each as defined under "Description of Preferred Securities--Redemption or Exchange-- Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus, and as so defined, collectively, a "Special Event"), at the Debentures Redemption Price, in each case as further described under "Certain Terms of Series D Debentures--Redemption" herein and "Description of Junior Subordinated Debentures--Redemption" and "--Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.


DISTRIBUTION OF SERIES D DEBENTURES

    At any time, PacifiCorp will have the right to terminate PacifiCorp Capital II and, after satisfaction of the liabilities of creditors of PacifiCorp Capital II as provided by applicable law, cause the Series D Debentures to be distributed to the holders of the Series B Preferred Securities in liquidation of PacifiCorp Capital II. See "Certain Terms of Series D Debentures--Distribution of Series D Debentures." Under current United States federal income tax law, provided PacifiCorp Capital II is treated as a grantor trust at the time of such distribution, such distribution would not be a taxable event to holders of the Series B Preferred Securities. Following the occurrence of a Special Event pursuant to which PacifiCorp Capital II was determined to be an association taxable as a corporation, however, such a distribution would be a taxable event to such holders. See "Certain Federal Income Tax Considerations--Distribution of Series D Debentures to Holders of Series B Preferred Securities." If PacifiCorp does not elect to redeem or distribute the Series D Debentures as described above, the Series B Preferred Securities will remain outstanding until the repayment of the Series D Debentures.

LIQUIDATION VALUE

    The amount payable on the Series B Preferred Securities in the event of any liquidation of PacifiCorp Capital II is $25 per Series B Preferred Security plus accumulated and unpaid Distributions, which may be in the form of a distribution of such amount in Series D Debentures, subject to certain exceptions. See "Description of Preferred Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

                      CERTAIN TERMS OF SERIES D DEBENTURES

GENERAL

    The following summary of certain terms and provisions of the Series D Debentures supplements the description of the terms and provisions of the Corresponding Junior Subordinated Debentures set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures," to which description reference is hereby made. The summary of certain terms and provisions of the Series D Debentures set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus is a part.


    Concurrently with the issuance of the Series B Preferred Securities, PacifiCorp Capital II will invest the proceeds thereof and the consideration paid by PacifiCorp for the Series B Common Securities in the Series D Debentures issued by PacifiCorp. The Series D Debentures will bear interest at the annual rate of 7.70% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1997, to the person in whose name each Series D Debenture is registered, on the Business Day next preceding that Interest Payment Date; PROVIDED, HOWEVER, that if the Series D Debentures are held neither by the Property Trustee nor in the form of a global security, such record date shall be at the close of business on the fifteenth day of the last month of each calendar quarter.



    It is anticipated that, until the liquidation, if any, of PacifiCorp Capital II, each Series D Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Series B Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Series D Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceeding Business Day (and without any reduction in interest or other payment in respect of any such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 7.70% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on semi-annual interest payments not paid on the applicable
Interest Payment Date and Additional Sums (as defined below), as applicable.


    The Series D Debentures will be issued as a series of Junior Subordinated Debentures under the Indenture. The Series D Debentures will mature on the Stated Maturity Date, which is September 30, 2037. The Series D Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of PacifiCorp. In addition, the Series D Debentures will be effectively subordinated to all existing and future liabilities of PacifiCorp's subsidiaries, and holders of Series D

Debentures should look only to the assets of PacifiCorp for payments on the Series D Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of PacifiCorp, whether under the Indenture, any other existing or other indenture that PacifiCorp may enter into in the future or otherwise. See "Description of Junior Subordinated Debentures--General" and "--Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


    So long as no Debenture Event of Default under the Indenture has occurred and is continuing, PacifiCorp has the right under the Indenture at any time during the term of the Series D Debentures to defer the payment of interest at any time or from time to time for one or more Extension Periods, each of which, together with all previous and further extensions of such Extension Period prior to its termination, may not exceed 20 consecutive quarterly periods and may not extend beyond the Stated Maturity Date. At the end of such Extension Period, PacifiCorp must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 7.70% compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Series D Debentures (or holders of Series B Preferred Securities while such series is outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations-- Stated Interest and Original Issue Discount."


    During any such Extension Period, PacifiCorp may not, and may not permit any subsidiary of PacifiCorp to, (i) declare, set aside or pay any dividend or distribution on, or repurchase, redeem, or otherwise acquire or make any sinking fund payment with respect to, any shares of PacifiCorp's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the Series D Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, (b) conversions into or exchanges for shares of its capital stock, (c) redemptions, purchases or other acquisitions of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PacifiCorp or any of its subsidiaries or mandatory redemptions or sinking fund payments with respect to any series of preferred stock of PacifiCorp that are subject to mandatory redemption or sinking fund requirements; PROVIDED, HOWEVER, that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PacifiCorp and then outstanding and (2) the capital and surplus of PacifiCorp to be stated on the books of account of PacifiCorp after giving effect to such payment; PROVIDED, FURTHER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision, and (d) payments under any guarantee by PacifiCorp with respect to any securities of a subsidiary of PacifiCorp, provided that the proceeds from the issuance of such securities were used to purchase Junior Subordinated Debentures of any series under the Indenture). Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, PacifiCorp may elect to begin a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series D Debentures. No interest shall be due and payable during an Extension Period, except at the end thereof.

    PacifiCorp must give the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least 15 Business Days prior to the later of (i) the record date next preceding the applicable Interest Payment Date and (ii) five Business Days prior to such Interest Payment Date. The Administrative Trustees shall give notice of PacifiCorp's election to begin a new Extension Period to the holders of the Series B Preferred Securities at least 10 Business Days prior to the date the Distributions on the Series B Preferred Securities would have been payable except for the election to begin such Extension Period.

ADDITIONAL SUMS

    If PacifiCorp Capital II is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, PacifiCorp will pay as additional amounts on the Series D Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by PacifiCorp Capital II shall not be reduced as a result of any such additional taxes, duties or other governmental charges, subject to the conditions described under "Description of Junior Subordinated Debentures-- Corresponding Junior Subordinated Debentures" and "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.

REDEMPTION


    The Series D Debentures are redeemable prior to the Stated Maturity Date at the option of PacifiCorp (i) on or after August 4, 2002, in whole at any time or in part from time to time, at the Debentures Redemption Price or (ii) at any time, in whole (but not in part), within 90 days of the occurrence and continuation of a Special Event, at the Debentures Redemption Price, in each case as further described under "Description of Junior Subordinated Debentures--Redemption" and "--Description of Corresponding Junior Subordinated Debentures" and "Description of Preferred Securities-- Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.


DISTRIBUTION OF SERIES D DEBENTURES

    Under certain circumstances involving the termination of PacifiCorp Capital II, Series D Debentures may be distributed to the holders of the Series B Preferred Securities in liquidation of PacifiCorp Capital II after satisfaction of liabilities to creditors of PacifiCorp Capital II as provided by applicable law. If distributed to holders of Series B Preferred Securities in liquidation, the Series D Debentures will initially be issued in the form of one global security and DTC, or any successor depositary for the Series B Preferred Securities, will act as depositary for the Series D Debentures. It is anticipated that the depositary arrangements for the Series D Debentures would be substantially identical to those in effect for the Series B Preferred Securities. If the Series D Debentures are distributed to the holders of Series B Preferred Securities upon the liquidation of PacifiCorp Capital II, PacifiCorp will use its best efforts to list the Series D Debentures on such stock exchanges or other automated quotation systems, if any, on which the Series B Preferred Securities are then listed. There can be no assurance as to the market price of any Series D Debentures that may be distributed to the holders of Series B Preferred Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

REGISTRATION OF SERIES D DEBENTURES

    A global security shall be exchangeable for definitive certificates representing Series D Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies PacifiCorp that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depository, (ii) PacifiCorp in its sole discretion determines that such global security shall be so exchangeable or
(iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such global security and the holders of a majority in aggregate principal amount of Series D Debentures determine to discontinue the system of book-entry transfers through DTC. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its

Participants with respect to ownership of beneficial interests in such global security. In the event that Series D Debentures are issued in definitive form, such Series D Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.


    Payments on Series D Debentures represented by a global security will be made to DTC, as the depositary for the Series D Debentures. In the event Series D Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Series D Debentures will be registrable, and Series D Debentures will be exchangeable for Series D Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by PacifiCorp; PROVIDED, HOWEVER, that payment of interest may be made at the option of PacifiCorp by check mailed to the address of the persons entitled thereto or by wire transfer as provided under "Description of Junior Subordinated Debentures--Payment and Paying Agents" in the accompanying Prospectus. For a further description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of Series B Preferred Securities. This summary only addresses the tax consequences to a person acquiring Series B Preferred Securities on their original issue at their original offering price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of the Series B Preferred Securities, nor does it address the tax consequences to (i) persons that are not United States Persons, (ii) persons subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (iii) persons that will hold Series B Preferred Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes, (iv) persons whose "functional currency" is not the United States dollar or (v) persons that do not hold the Series B Preferred Securities as capital assets.

    The statements of law or legal conclusion set forth in this summary constitute the opinion of Stoel Rives LLP, counsel to PacifiCorp and PacifiCorp Capital II. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of a Series B Preferred Security. In particular, legislation has been proposed that could adversely affect PacifiCorp's ability to deduct interest on the Series D Debentures, which would in turn permit PacifiCorp to cause a mandatory redemption of the Series B Preferred Securities. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Series B Preferred Securities may differ from the treatment described below.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL

TAX CONSEQUENCES OF PURCHASE, OWNERSHIP AND DISPOSITION OF SERIES B PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF PACIFICORP CAPITAL II

    In connection with the issuance of the Series B Preferred Securities, Stoel Rives LLP will render its opinion to the effect that, under then current law and assuming compliance with the terms of the Trust Agreement and certain other documents, and based on certain facts and assumptions contained in such opinion, PacifiCorp Capital II will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of a Series B Preferred Security (a "Securityholder") will be treated as owning an undivided beneficial interest in the Series D Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the original issue discount accrued with respect to the Series D Debentures, whether or not cash is actually distributed to the Securityholders. See "--Stated Interest and Original Issue Discount." No amount included in income with respect to the Series B Preferred Securities will be eligible for the dividends-received deduction.

CLASSIFICATION OF THE SERIES D DEBENTURES

    Based on the advice of its counsel, PacifiCorp believes and intends to take the position that the Series D Debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that such position will not be challenged by the Internal Revenue Service or, if so, that such challenge will not be successful. By purchasing and accepting Series B Preferred Securities, each Securityholder agrees to treat the Series D Debentures as indebtedness and the Series B Preferred Securities as evidence of an indirect beneficial ownership in the Series D Debentures. The remainder of this discussion assumes that the Series D Debentures will be classified as indebtedness of PacifiCorp for United States federal income tax purposes.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

    Under Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to original issue discount ("OID") unless the likelihood of late payment or nonpayment is a "remote contingency." Under the Indenture, PacifiCorp has the right to defer the payment of interest on the Series D Debentures at any time from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period; PROVIDED, HOWEVER, that no Extension Period may extend beyond the Stated Maturity Date. PacifiCorp believes that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent PacifiCorp from declaring dividends on its capital stock. Accordingly, PacifiCorp believes that the Series D Debentures should be considered as issued without OID and, therefore, except as set forth below, stated interest on the Series D Debentures will generally be taxable to a Securityholder as ordinary income at the time it is paid or accrued in accordance with the Securityholder's method of accounting for United States federal income tax purposes.


    Notwithstanding the foregoing, should PacifiCorp elect an Extension Period, the Series D Debentures would at that time be treated as having been reissued with OID. Consequently, Securityholders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to the Series D Debentures during such Extension Period and thereafter for as long as the Series D Debentures remained outstanding. The amount of OID that would accrue in any quarterly period would approximately equal the amount of interest that accrues in that quarterly period at the stated interest rate. A Securityholder that disposed of Series B Preferred Securities before the record date for any Distribution Date following an Extension Period would include interest in gross income as it accrued on the Series D Debentures but would not receive any interest payments related thereto from PacifiCorp Capital II.

DISTRIBUTION OF SERIES D DEBENTURES TO HOLDERS OF SERIES B PREFERRED SECURITIES

    As described under the caption "Certain Terms of Series B Preferred Securities--Distribution of Series D Debentures," PacifiCorp will have the right, at any time, to liquidate PacifiCorp Capital II and cause the Series D Debentures to be distributed to the holders of the Series B Preferred Securities. Under current United States federal income tax law, provided PacifiCorp Capital II is treated as a grantor trust at the time of such distribution, such distribution would not be a taxable event to Securityholders. Such a distribution would result in a Securityholder receiving directly such Securityholder's PRO RATA share of the Series D Debentures previously held indirectly through PacifiCorp Capital II, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in such Securityholder's Series B Preferred Securities before such distribution. A Securityholder would accrue interest in respect of Series D Debentures received from PacifiCorp Capital II in the manner described above under "--Stated Interest and Original Issue Discount."

    Following the occurrence of a Tax Event pursuant to which PacifiCorp Capital II was determined to be an association taxable as a corporation, however, such a distribution would be a taxable event to such holders.

SALE OR REDEMPTION OF SERIES B PREFERRED SECURITIES

    A Securityholder that sells (including a redemption for cash) Series B Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of such Series B Preferred Securities and its adjusted tax basis in the Series B Preferred Securities. A Securityholder's adjusted tax basis in the Series B Preferred Securities generally will be its initial purchase price, increased by any OID previously includible in such Securityholder's gross income to the date of disposition and decreased by Distributions received on the Series B Preferred Securities since and including the date of the first Extension Period, if any. Such gain or loss generally will be capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such Securityholders' PRO RATA share of the Series D Debentures required to be included in income) and generally will be a long-term capital gain or loss if the Series B Preferred Securities have been held for more than one year.

    The Series B Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Series D Debentures. A Securityholder who disposes of its Series B Preferred Securities between record dates for payments of Distributions thereon (and consequently does not receive a Distribution from PacifiCorp Capital II for the period prior to such disposition) will nevertheless be required to include in income, as ordinary income, accrued but unpaid interest on the Series D Debentures to the date of disposition. To the extent the selling price (which may not fully reflect the amount of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis, such Securityholder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of interest or OID accrued with respect to the Series B Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders) will be reported to the Securityholders and to the Internal Revenue Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    Payment of proceeds from disposition of Series B Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption.

    Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

POSSIBLE TAX LAW CHANGES


    On February 6, 1997, as part of the fiscal 1998 budget proposal submitted to Congress, the Clinton Administration proposed certain changes to federal income tax law which would, among other things, deny an issuer an interest deduction, for federal income tax purposes, on certain instruments similar to the Series D Debentures that are issued on or after the date of "first committee action" (the "Clinton Proposal"). The revenue provisions of the proposed fiscal 1998 federal budget are contained in H.R. 2014, the House of Representatives and Senate versions of which were passed on June 26 and 27, 1997, respectively. Neither the House of Representatives nor the Senate versions of H.R. 2014 included any provision that would deny an issuer an interest deduction, for federal income tax purposes, on instruments with terms similar to the Series D Debentures. There can be no assurance, however, that the Clinton Proposal or other legislation that adversely affects the Series D Debentures will not ultimately be enacted into law or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Series D Debentures, or that any legislation enacted would not cause a Tax Event that may result in the redemption of the Series D Debentures at the Debentures Redemption Price and, consequently, the Series B Preferred Securities at the Redemption Price. See "Certain Terms of Series B Preferred Securities--Redemption" and "Certain Terms of Series D Debentures--Redemption." Any change in law after the date hereof and on or before the date the Series B Preferred Securities are issued could affect tax counsel's opinion described above relating to characterization of the Series D Debentures as debt for federal income tax purposes. See "--Classification of the Series D Debentures."


                              ERISA CONSIDERATIONS


    Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Series B Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.


    Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

    Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of PacifiCorp Capital II would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in PacifiCorp Capital II and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

    Pursuant to an exception contained in the Plan Assets Regulation, the assets of PacifiCorp Capital II would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in PacifiCorp Capital II, less than 25% of the value of each class of equity interests in PacifiCorp Capital II were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Series B Preferred Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Series B Preferred Securities held by Benefit Plan Investors will be less than 25% of the total value of such Series B Preferred Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, the Series B Preferred Securities will be deemed "publicly offered securities" for the purposes of the Plan Asset Regulations only if owned by 100 or more investors independent of PacifiCorp Capital II and each other. No assurance can be given that the Series B Preferred Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Series B Common Securities will be purchased and initially held by PacifiCorp.

    Certain transactions involving PacifiCorp Capital II could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Series B Preferred Securities were acquired with "plan assets" of such Plan and the assets of PacifiCorp Capital II were deemed to be "plan assets" of Plans investing in PacifiCorp Capital II. For example, if PacifiCorp is a Party in Interest with respect to an investing Plan (either directly or by reason of its relationship with its affiliates), extensions of credit between PacifiCorp and PacifiCorp Capital II (as represented by the Series D Debentures and the Series B Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if PacifiCorp were considered to be a fiduciary with respect to PacifiCorp Capital II as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustees), certain operations of PacifiCorp Capital II, including the optional redemption or acceleration of the Series D Debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions, each investing plan, by purchasing the Series B Preferred Securities, will be deemed to have directed PacifiCorp Capital II to invest in the Series D Debentures and to have appointed the Property Trustee.

    The DOL has issued five prohibited transaction class exemptions ("PTCE") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holdings of the Series B Preferred Securities if assets of PacifiCorp Capital II were deemed to be "plan assets" of Plans investing in PacifiCorp Capital II as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

    Because the Series B Preferred Securities may be deemed to be equity interests in PacifiCorp Capital II for purposes of applying ERISA and Section 4975 of the Code, the Series B Preferred Securities may not be purchased and should not be held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. Any purchaser or holder of the Series B Preferred Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing the Series B Preferred Securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to such purchase and holding.

    Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Series B Preferred Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of PacifiCorp Capital II were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, PacifiCorp and PacifiCorp Capital II have agreed that PacifiCorp Capital II will sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from PacifiCorp Capital II, the respective number of Series B Preferred Securities set forth opposite its name below:



                                                                                    NUMBER OF
                                                                                    SERIES B
                                                                                    PREFERRED
UNDERWRITER                                                                        SECURITIES
---------------------------------------------------------------------------------  -----------
Smith Barney Inc.................................................................    1,080,000
A.G. Edwards & Sons, Inc.........................................................    1,080,000
Goldman, Sachs, & Co.............................................................    1,080,000
Morgan Stanley & Co. Incorporated................................................    1,080,000
PaineWebber Incorporated.........................................................    1,080,000
                                                                                   -----------
Total............................................................................    5,400,000
                                                                                   -----------
                                                                                   -----------


    Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series B Preferred Securities offered hereby, if any are taken.


    The Underwriters propose to offer the Series B Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of $0.50 per Series B Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.25 per Series B Preferred Security to certain brokers and dealers. After the Series B Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.



    In view of the fact that the proceeds from the sale of the Series B Preferred Securities will be used to purchase the Series D Debentures issued by PacifiCorp, the Underwriting Agreement provides that PacifiCorp will pay as Underwriters' Compensation for the Underwriters arranging the investment therein of such proceeds an amount of $0.7875 per Series B Preferred Security (or $4,252,500 in the aggregate) for the accounts of the several Underwriters.



    Until the distribution of the Series B Preferred Securities is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Series B Preferred Securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Series B Preferred Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series B Preferred Securities.



    If the Underwriters create a short position in the Series B Preferred Securities in connection with the offering, i.e., if they sell more Series B Preferred Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Series B Preferred Securities in the open market.



    The Underwriters may also impose a penalty bid on certain broker dealers. This means that if the Underwriters purchase Series B Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Series B Preferred Securities, they may reclaim the amount of the selling concession from the broker dealers who sold those Series B Preferred Securities as part of the offering.


    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.


    Neither PacifiCorp nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Preferred Securities. In addition, neither PacifiCorp nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.



    PacifiCorp and PacifiCorp Capital II have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Series B Preferred Securities, as determined by the Underwriters, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any other beneficial interests in the assets of PacifiCorp Capital II, or any preferred securities or any other securities of PacifiCorp Capital II or PacifiCorp which are substantially similar to the Series B Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or that represent the right to receive preferred securities or any such substantially similar securities of either PacifiCorp Capital II or PacifiCorp, without the prior written consent of the Underwriters, except for the Series B Preferred Securities and the Series B Guarantee offered in connection with the offering.



    The Series B Preferred Securities are a new issue of securities with no established trading market. The Underwriters have advised PacifiCorp that they intend to make a market in the Series B Preferred Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Securities.



    Prior to this offering, there has been no public market for the Series B Preferred Securities. The NYSE has authorized the listing of the Series B Preferred Securities under the symbol "PPW PrB," subject to official notice of issuance. Trading of the Series B Preferred Securities is expected to commence within 30 days after the initial delivery of the Series B Preferred Securities. In order to meet one of the requirements for listing the Series B Preferred Securities on the NYSE, the Underwriters will undertake to sell Series B Preferred Securities to a minimum of 400 beneficial holders. The Underwriters have advised PacifiCorp that they intend to make a market in the Series B Preferred Sercurities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Securities.


    PacifiCorp and PacifiCorp Capital II have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to PacifiCorp and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions. Goldman, Sachs & Co. is PacifiCorp's financial advisor with respect to the Acquisition and is coordinator for the related debt financing. See "Risk Factors--Uncertainties Arising From Proposed Acquisition of The Energy Group and Proposed Dispositions."

                                 LEGAL OPINIONS

    Certain matters of Delaware law relating to the validity of the Series B Preferred Securities, the enforceability of the Trust Agreement and the creation of PacifiCorp Capital II will be passed upon by Richards, Layton & Finger, special Delaware counsel to PacifiCorp and PacifiCorp Capital II. The validity of the Series B Guarantee and the Series D Debentures will be passed upon for PacifiCorp by Stoel Rives LLP, Portland, Oregon, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon by Stoel Rives LLP, counsel to PacifiCorp and PacifiCorp Capital II. John M. Schweitzer, who is an assistant secretary of PacifiCorp, is a partner in the firm of Stoel Rives LLP.

                                  $135,000,000

               PACIFICORP                          PACIFICORP CAPITAL II
     JUNIOR SUBORDINATED DEBENTURES           PREFERRED SECURITIES GUARANTEED
                                            TO THE EXTENT THE ISSUER TRUST HAS
                                               FUNDS AS SET FORTH HEREIN BY
                                                        PACIFICORP


    PacifiCorp, an Oregon corporation ("PacifiCorp"), may from time to time offer its junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures") in one or more series or issuances. The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to Senior Indebtedness (as defined below under "Description of Junior Subordinated Debentures--Subordination") of PacifiCorp. If provided in a related prospectus supplement accompanying this Prospectus (the "Prospectus Supplement"), PacifiCorp will have the right to defer payments of interest on any series of Junior Subordinated Debentures at any time or from time to time for up to such number of consecutive interest payment periods (which shall not extend beyond the maturity of the Junior Subordinated Debentures) with respect to each deferral period as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"). In such circumstances, however, PacifiCorp would not be permitted, subject to certain exceptions set forth herein, to declare, set aside or pay any dividends, distributions or other payments with respect to, or repay, repurchase, redeem or otherwise acquire, PacifiCorp's capital stock or debt securities that rank PARI PASSU in all respects with or junior to the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payments" and "--Certain Covenants of PacifiCorp."



    PacifiCorp Capital II, a trust created under the laws of the State of Delaware (the "Issuer Trust"), may offer, from time to time, preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Issuer Trust. PacifiCorp will be the owner of the common securities (the "Common Securities") representing common undivided beneficial interests in the assets of the Issuer Trust. Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions ("Distributions") accumulating from the date of original issuance and payable periodically as specified in the applicable Prospectus Supplement. Concurrently with the issuance by the Issuer Trust of the Preferred Securities, the Issuer Trust will invest the proceeds thereof and any contributions made by PacifiCorp in respect of PacifiCorp's purchase of the Common Securities in a series of Junior Subordinated Debentures (the "Corresponding Junior Subordinated Debentures") with terms corresponding to the terms of the Preferred Securities. The Corresponding Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Corresponding Junior Subordinated Debentures and the Expense Agreement (as defined below under "Description of Guarantee--The Expense Agreement") will be the only revenue of the Issuer Trust. PacifiCorp may redeem the Corresponding Junior Subordinated Debentures (and cause the redemption of the Preferred Securities) or may terminate the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Corresponding Junior Subordinated Debentures to be distributed to the holders of Preferred Securities in liquidation of their interests in the Issuer Trust. See "Description of Preferred Securities--Liquidation Distribution Upon Termination" and "Description of Junior Subordinated Debentures--Corresponding Junior Subordinated Debentures."


                                                        (CONTINUED ON NEXT PAGE)

                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                  THE DATE OF THIS PROSPECTUS IS JULY 30, 1997

(CONTINUED FROM PREVIOUS PAGE)


    If provided in the applicable Prospectus Supplement, PacifiCorp will have the right to defer payments of interest on the Corresponding Junior Subordinated Debentures at any time or from time to time for one or more Extension Periods (which shall not extend beyond the maturity of the Corresponding Junior Subordinated Debentures). If interest payments are so deferred, Distributions on the Preferred Securities will also be deferred and PacifiCorp will not be permitted, subject to certain exceptions set forth herein, to declare, set aside or pay any dividends, distributions or other payments with respect to, or repay, repurchase, redeem or otherwise acquire, PacifiCorp's capital stock or debt securities that rank PARI PASSU with or junior to the Corresponding Junior Subordinated Debentures. During an Extension Period, interest on the Corresponding Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of Preferred Securities are entitled will accumulate) at the rate per annum set forth in the applicable Prospectus Supplement. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "--Certain Covenants of PacifiCorp" and "Description of Preferred Securities--Distributions."

    Taken together, PacifiCorp's obligations under the Corresponding Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee (each as defined herein), in the aggregate, provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. See "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantee." The payment of Distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case out of funds held by the Issuer Trust, are each irrevocably guaranteed by PacifiCorp to the extent described herein (the "Guarantee"). See "Description of Guarantee." The obligations of PacifiCorp under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness of PacifiCorp.

    The Junior Subordinated Debentures and the Preferred Securities (the "Offered Securities") may be offered in amounts, at prices and on terms to be determined at the time of offering; PROVIDED, HOWEVER, that the aggregate initial public offering price of all Junior Subordinated Debentures (other than Corresponding Junior Subordinated Debentures) and Preferred Securities shall not exceed $135,000,000. Certain specific terms of the Offered Securities will be described in the applicable Prospectus Supplement, including, without limitation and where applicable and to the extent not set forth herein: (i) in the case of Junior Subordinated Debentures, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, terms of redemption, if any, sinking fund provisions, if any, terms for conversion or exchange, if any, into other securities, the initial offering or purchase price, methods of distribution and any other special terms; and (ii) in the case of Preferred Securities, specific title, aggregate amount, stated liquidation preference, distribution rate or the method of calculating such rate, applicable Extension Period or Distribution deferral terms, if any, dates on which and place or places where Distributions will be payable, voting rights, any redemption provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution, and any other special terms.

    The applicable Prospectus Supplement will also contain information, as applicable, concerning certain United States federal income tax considerations relating to the Offered Securities.

    The Offered Securities may be sold directly by PacifiCorp, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of PacifiCorp or underwriters are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to PacifiCorp from such sale also will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will state whether the Offered Securities will be listed on any national securities exchange or the NASDAQ National Market. If the Offered Securities are not listed on any national securities exchange or the Nasdaq National Market, there can be no assurance that there will be a liquid secondary market for such Offered Securities.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement relating to such Offered Securities.

                             AVAILABLE INFORMATION

    PacifiCorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by PacifiCorp can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including PacifiCorp, at http://www.sec.gov. The Common Stock of PacifiCorp is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning PacifiCorp can also be inspected at their respective offices: New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes part of a joint Registration Statement on Form S-3 PacifiCorp and the Issuer Trust have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. For further information with respect to PacifiCorp, the Issuer Trust and the Offered Securities, reference is hereby made to such Registration Statement, including the exhibits thereto, which may be examined at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or copies of which may be obtained from the Commission at such office upon payment of the fees prescribed by the Commission.

    No separate financial statements of the Issuer Trust have been included herein. PacifiCorp and the Issuer Trust do not consider that such financial statements would be material to holders of Preferred Securities offered hereby because the Issuer Trust is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "The Issuer Trust," "Description of the Preferred Securities," "Description of Junior Subordinated Debentures--Corresponding Junior Subordinated Debentures," and "Description of Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by PacifiCorp with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:


        (1) PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by Form 10-K/A dated June 25, 1997);


        (2) PacifiCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


        (3) PacifiCorp's Current Reports on Form 8-K dated June 13, 1997 and July 23, 1997; and


        (4) PacifiCorp's Schedule 14D-1 dated June 30, 1997.

    All documents filed by PacifiCorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; PROVIDED, HOWEVER, that all documents subsequently filed by PacifiCorp pursuant to Section 13 or 14 of the Exchange Act in each year during which the offering made by this Prospectus is in effect prior to the filing with the Commission of PacifiCorp's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    PACIFICORP HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO PACIFICORP, 700 NE MULTNOMAH, SUITE 1600, PORTLAND, OREGON 97232, ATTENTION: RICHARD T. O'BRIEN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (503) 731-2000. THE INFORMATION RELATING TO PACIFICORP CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

    NEITHER THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PACIFICORP OR ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS OR THE DATE OF THE LATEST PROSPECTUS SUPPLEMENT, AS THE CASE MAY BE.

                                   PACIFICORP

    PacifiCorp is an electric utility headquartered in Portland, Oregon that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp is the indirect owner, through PacifiCorp Holdings, Inc. (a wholly owned subsidiary) ("Holdings"), of 100% of each of Powercor Australia Limited ("Powercor"), an Australian electric distribution Company, and Pacific Telecom, Inc. ("PTI"), a leading provider of local telephone exchange service to rural and suburban markets, in addition to other investments.


    PacifiCorp furnishes electric service to approximately 1,400,000 customers in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Powercor serves approximately 550,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. PTI, through its subsidiaries, provides local telephone service and access to the long-distance network in Alaska, seven other western states and three Midwestern states and provides cellular mobile telephone services in six states. On April 15, 1997, Holdings acquired 100% of TPC Corporation ("TPC"), a natural gas gathering, processing, storage and marketing company. Holdings also has interests in the independent power and cogeneration business through its wholly owned subsidiary,

Pacific Generation Company ("PGC"), and is engaged in wholesale trading of power in the eastern U.S. energy markets through its wholly owned subsidiary, PacifiCorp Power Marketing, Inc. ("PPM"). Portions of the loan, leasing and real estate investment portfolio of another wholly owned subsidiary of Holdings, PacifiCorp Financial Services, Inc. ("PFS"), are being liquidated. PFS expects to retain only its tax advantaged investments in leveraged lease assets (primarily aircraft).



    On June 13, 1997, PacifiCorp announced a cash tender offer to be made by PacifiCorp Acquisitions, an unlimited company organized and registered in England and Wales and a wholly owned indirect subsidiary of PacifiCorp, for The Energy Group PLC, a diversified international energy group with operations in the United Kingdom, United States and Australia, as well as the planned sale of PTI and assets held by PFS and PGC, as more fully described in the Incorporated Documents. On July 16, 1997, PacifiCorp announced that it is soliciting offers to sell the natural gas gathering and processing assets of TPC.


    The principal executive offices of PacifiCorp are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is (503) 731-2000.

                                THE ISSUER TRUST

    The Issuer Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by PacifiCorp, as depositor of the Issuer Trust, the Delaware Trustee (as defined herein) of the Issuer Trust, the Property Trustee (as defined herein) of the Issuer Trust and an Administrative Trustee (as defined herein) of the Issuer Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of the Preferred Securities and Common Securities to acquire a corresponding series of Corresponding Junior Subordinated Debentures issued by PacifiCorp and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the Corresponding Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Corresponding Junior Subordinated Debentures and the Expense Agreement will be the sole revenue of the Issuer Trust.

    All of the Common Securities will be owned by PacifiCorp. The Common Securities of the Issuer Trust will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities of the Issuer Trust, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from a Debenture Event of Default (as defined below under "Description of Junior Subordinated Debentures--Debenture Events of Default"), the rights of PacifiCorp as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities--Subordination of Common Securities." PacifiCorp will acquire Common Securities having an aggregate stated liquidation preference equal to not less than 3% of the total capital of the Issuer Trust.

    Unless otherwise specified in the applicable Prospectus Supplement, the Issuer Trust has a term of approximately 45 years, but may terminate earlier as provided in the Trust Agreement. The Issuer Trust's business and affairs are conducted by its trustees, which will be appointed by PacifiCorp as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees will be The Bank of New York, as the Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees who are employees or officers of or affiliated with PacifiCorp (the "Administrative Trustees," and together with the Property Trustee and the Delaware Trustee, the "Issuer Trustees"). The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the

Trust Indenture Act. The Bank of New York will also act as trustee under the Guarantee and the Indenture. The holder of the Common Securities, or the holders of a majority in aggregate liquidation preference of the Preferred Securities if an event of default under the Trust Agreement resulting from a Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. PacifiCorp will pay all fees and expenses related to the Issuer Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer Trust.

    The principal executive office of the Issuer Trust is 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; telephone number (503) 731-2000.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds to be received by PacifiCorp from the issuance and sale of the Offered Securities will initially become part of the general funds of PacifiCorp and will be used to repay all or a portion of PacifiCorp's short-term borrowings outstanding at the time of issuance of the Offered Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt or other senior securities. Reference is made to the Incorporated Documents with respect to PacifiCorp's capital requirements and its general financing plans. The Issuer Trust will invest all proceeds received from the sale of Preferred Securities in Corresponding Junior Subordinated Debentures.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


    The ratios of earnings to fixed charges of PacifiCorp for the years ended December 31, 1992 through 1996 and for the six months ended June 30, 1997, calculated as required by the Commission, are 1.4x, 2.5x, 2.9x, 2.7x, 2.5x and 2.2x, respectively. For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
(e) undistributed losses (income) of less than 50% owned affiliates without loan guarantees. "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries, and excludes discontinued operations.


                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures may be issued from time to time under an Indenture dated as of May 1, 1995, as supplemented and amended from time to time (the "Indenture"), between PacifiCorp and The Bank of New York, as trustee (the "Debenture Trustee"). PacifiCorp may issue Junior Subordinated Debentures under the Indenture to the public or to institutional investors as described under "Plan of Distribution" or Corresponding Junior Subordinated Debentures under the Indenture to the Issuer Trust in connection with the issuance of Preferred Securities. In addition to the information set forth under "--Corresponding Junior Subordinated Debentures," this summary of certain terms and provisions of Junior Subordinated Debentures is also applicable to Corresponding Junior Subordinated Debentures. The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein or in a Prospectus Supplement, such provisions or defined terms are incorporated herein or therein by reference. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

    Each series of Junior Subordinated Debentures rank PARI PASSU with all other series of Junior Subordinated Debentures, and will be unsecured and subordinated and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of PacifiCorp. See "--Subordination." As the Junior Subordinated Debentures will be issued by PacifiCorp, the Junior Subordinated Debentures effectively will be subordinate to all obligations of PacifiCorp's subsidiaries, and the rights of PacifiCorp's creditors, including holders of Junior Subordinated Debentures, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.


    The Indenture provides that Junior Subordinated Debentures may be issued thereunder from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of PacifiCorp's Board of Directors (each, a "Supplemental Indenture"). (Section 2.01) The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued thereunder. PacifiCorp's Third Restated Articles of Incorporation limit the amount of unsecured debt that PacifiCorp may issue to the equivalent of 30% of the total of all secured indebtedness and total equity. At June 30, 1997, approximately $2.0 billion of unsecured debt of PacifiCorp was outstanding and approximately $98 million of additional unsecured debt could have been issued under this provision. The Indenture does not contain any provisions that would limit the ability of PacifiCorp to incur indebtedness or that would afford holders of Junior Subordinated Debentures protection in the event of a highly leveraged or similar transaction involving PacifiCorp or in the event of a change of control.


    Reference is made to the applicable Prospectus Supplement for the following terms of the series of Junior Subordinated Debentures being offered thereby: (i) the specific title of such Junior Subordinated Debentures; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debentures; (iii) the date or dates on which the principal of such Junior Subordinated Debentures is payable; (iv) the rate or rates at which such Junior Subordinated Debentures will bear interest or the manner of calculation of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, of PacifiCorp to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of PacifiCorp;
(viii) the obligation, if any, of PacifiCorp to redeem or purchase such Junior Subordinated Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which such Junior Subordinated Debentures shall be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) the form of such Junior Subordinated Debentures; (x) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debentures shall be issuable; (xi) any and all other terms with respect to such series; and (xii) whether such Junior Subordinated Debentures are issuable as a global security, and in such case, the identity of the depositary.

SUBORDINATION

    The Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of PacifiCorp as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Junior Subordinated Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any payment or distribution of assets to creditors upon any dissolution, winding-up, liquidation or reorganization of PacifiCorp, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04) The Junior Subordinated Debentures effectively will also be subordinate to all obligations of PacifiCorp's subsidiaries. See "--General."

    The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of PacifiCorp evidenced by notes, debentures, bonds or other securities sold by PacifiCorp for money;

        (b) all indebtedness of others of the kinds described in paragraph (a) above assumed by or guaranteed in any manner by PacifiCorp or in effect guaranteed by PacifiCorp through an agreement to purchase, contingent or otherwise; and

        (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of paragraphs (a) and (b) above;

    unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.01)


    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of June 30, 1997, Senior Indebtedness of PacifiCorp aggregated approximately $4.4 billion.


CERTAIN COVENANTS OF PACIFICORP

    If there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute a Debenture Event of Default under the Indenture, as described under "--Debenture Events of Default" below, or PacifiCorp exercises its option to extend the interest payment period described in clause (vi) under "--General" above, PacifiCorp will not, and will not permit any subsidiary of PacifiCorp to, (i) declare, set aside or pay any dividend or distribution on, or repurchase, redeem, or otherwise acquire or make any sinking fund payment with respect to, any shares of PacifiCorp's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock,
(b) conversions into or exchanges for shares of its capital stock, (c) redemptions, purchases or other acquisitions of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PacifiCorp or any of its subsidiaries and mandatory redemptions or sinking fund payments with respect to any series of preferred stock of PacifiCorp that are subject to mandatory redemption or sinking fund requirements; PROVIDED, HOWEVER, that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PacifiCorp and then outstanding and (2) the capital and surplus of PacifiCorp to be stated on the books of account of PacifiCorp after giving effect to such payment; PROVIDED, FURTHER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision, and (d) payments under any guarantee by PacifiCorp with respect to any securities of a subsidiary of PacifiCorp, provided that the proceeds from the issuance of such securities were issued to purchase Junior Subordinated Debentures of any series under the Indenture). (Section 5.06 of the Fourth Supplemental Indenture) As of June 30, 1997, the aggregate stated value of such series of PacifiCorp's preferred stock outstanding was approximately $136 million, which represented approximately two percent of the aggregate of clauses (1) and (2) above at such date.


FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Each series of Junior Subordinated Debentures will be issued in registered form and in certificated form or will be represented by one or more global securities. If not represented by one or more global securities, Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the registrar or at the office of any transfer agent designated by PacifiCorp for such purpose with respect to any series of Junior Subordinated Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.05) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the registrar) initially designated by PacifiCorp with respect to any series of Junior Subordinated Debentures, PacifiCorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that PacifiCorp will be required to maintain a transfer agent in each place of payment required by the Indenture. (Section 4.02) PacifiCorp may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures. The Junior Subordinated Debentures may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith. (Section 2.05)

    In the event of any redemption in part, PacifiCorp shall not be required to
(i) issue, register the transfer of or exchange any Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures of like tenor and of the series of which such Junior Subordinated Debentures is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS


    Unless otherwise indicated in the applicable Prospectus Supplement or the Junior Subordinated Debentures are issued in book-entry form and held by The Depository Trust Company ("DTC") or its nominee, principal of and premium, if any, and interest on Junior Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of any paying agent or agents selected by PacifiCorp (each, a "Debentures Paying Agent"), except that at the option of PacifiCorp payments on the Junior Subordinated Debentures may be made
(i) by checks mailed by the Debenture Trustee to the holders entitled thereto at their registered addresses as specified in the register for such Junior Subordinated Debentures or (ii) to a holder of $1,000,000 or more in aggregate principal amount of the Junior Subordinated Debentures who has delivered a written request to the Debenture Trustee at least 14 days prior to the relevant interest payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to such designated account; PROVIDED, HOWEVER, that, in either case, the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Debenture Trustee. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Junior Subordinated Debenture on any interest payment date will be made to the person in whose name such Junior Subordinated Debenture (or predecessor Junior Subordinated Debenture) is registered at the close of business on the record date for such interest payment. (Sections 2.03 and 4.03)

    PacifiCorp and the Trustee will act as co-Debentures Paying Agents with respect to the Junior Subordinated Debentures for so long as the Junior Subordinated Debentures are in global form. PacifiCorp may at any time designate additional Debentures Paying Agents or rescind the designation of any Debentures Paying Agents or approve a change in the office through which any Debentures Paying Agent acts, except that PacifiCorp will be required to maintain a Debentures Paying Agent in each place of payment for each series of Junior Subordinated Debentures. (Sections 4.02 and 4.03)

    All moneys paid by PacifiCorp to a Debentures Paying Agent for the payment of the principal of or premium, if any, or interest on any Junior Subordinated Debenture of any series that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to PacifiCorp and the holder of such Junior Subordinated Debenture will thereafter look only to PacifiCorp for payment thereof. (Section 11.06)

REDEMPTION

    Unless otherwise indicated in the applicable Prospectus Supplement, Junior Subordinated Debentures will not be subject to any sinking fund.

    The applicable Prospectus Supplement will specify the period or periods within which, the price or prices at which and the terms and conditions upon which the Junior Subordinated Debentures of any series may be redeemed, in whole or in part, at the option of PacifiCorp. Junior Subordinated Debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Junior Subordinated Debenture so redeemed shall equal any accrued and unpaid interest thereon to the redemption date plus 100% of the principal amount thereof.

    Except as otherwise specified in the applicable Prospectus Supplement, if a Debenture Tax Event (as defined below) in respect of a series of Junior Subordinated Debentures shall occur and be continuing, PacifiCorp may, at its option, redeem such series of Junior Subordinated Debentures in whole but not in part at any time within 90 days of the occurrence of such Debenture Tax Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

    "Debenture Tax Event" means the receipt by PacifiCorp of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the applicable series of Junior Subordinated Debentures under the Indenture, there is more than an insubstantial risk that interest payable by PacifiCorp on such series of Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by PacifiCorp, in whole or in part, for United States federal income tax purposes.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless PacifiCorp defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

OPTION TO EXTEND INTEREST PAYMENT DATE

    If provided in the applicable Prospectus Supplement, PacifiCorp shall have the right at any time or from time to time during the term of any series of Junior Subordinated Debentures to defer the payment of interest for such number of consecutive interest payment periods with respect to each deferred period as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that such Extension Period may not extend beyond the maturity of such series Junior Subordinated Debentures. Certain United States federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement. In the event that PacifiCorp exercises this right, certain restrictions will be applicable to PacifiCorp as described under "--Certain Covenants of PacifiCorp."

AGREED TAX TREATMENT

    The Indenture provides that each holder of a Junior Subordinated Debenture, each person that acquires a beneficial ownership interest in a Junior Subordinated Debenture and PacifiCorp agree that for United States federal, state and local tax purposes it is intended that such Junior Subordinated Debenture constitute indebtedness. (Section 13.12)

MODIFICATION OF INDENTURE


    From time to time PacifiCorp and the Debenture Trustee may, without the consent of the holders of a series of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not adversely affect the interest of the holders of that series of Junior Subordinated Debentures). (Section 9.01) The Indenture contains provisions permitting PacifiCorp and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of that series of Junior Subordinated Debentures which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; PROVIDED, HOWEVER, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02) In the case of Corresponding Junior Subordinated Debentures, so long as any of the related series of Preferred Securities remain outstanding, PacifiCorp will covenant in the applicable supplemental indenture that no amendment or supplement of the Indenture may be made that materially adversely affects the holders of such Preferred Securities, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default (or annulment of any declaration of acceleration) or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation preference of such Preferred Securities unless and until the principal of the Corresponding Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.


    In addition, PacifiCorp and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures (including the Junior Subordinated Debentures being offered hereby), any supplemental indenture for the purpose of creating any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01)

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes a "Debenture Event of Default" with respect to each series of Junior Subordinated Debentures:

        (a) failure for 10 days to pay interest on the Junior Subordinated Debentures of that series when due; or

        (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking or analogous fund payment established with respect to that series; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to one or more other series of Junior Subordinated Debentures) contained in the Indenture for 90 days after notice; or

        (d) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging PacifiCorp a bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of PacifiCorp under the Federal Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under such Code in respect of PacifiCorp and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of PacifiCorp or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; or


        (e) PacifiCorp shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under the Federal Bankruptcy Code or other similar applicable federal or state law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors. (Section 6.01)



    The holders of a majority in aggregate outstanding principal amount of any series of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee for that series. (Section 6.06) The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default with respect to such series and, in the case of Corresponding Junior Subordinated Debentures, should the Debenture Trustee or such holders of such Corresponding Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the related series of Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Debenture Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Debenture Trustee. (Sections 6.01 and 6.06) In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to annul acceleration and waive such

Debenture Event of Default, the holders of a majority in aggregate liquidation preference of the related series of Preferred Securities shall have such right; provided, however, that if the principal of the Corresponding Junior Subordinated Debentures has been declared due and payable by the holders of Preferred Securities, no such annulment will be effective unless consented to by a majority in aggregate liquidation preference of such Preferred Securities.


    The holders of a majority in aggregate outstanding principal amount of all series of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) In the case of Corresponding Junior Subordinated Debentures, should the holders of such Corresponding Junior Subordinated Debentures fail to waive such default, the holders of a majority in aggregate liquidation preference of the related series of Preferred Securities shall have such right. PacifiCorp is required to file annually with the Debenture Trustee a certificate as to whether or not PacifiCorp is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d))

    In case a Debenture Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debentures and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debentures.

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of PacifiCorp to pay interest or principal on the Corresponding Junior Subordinated Debentures on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may institute a Direct Action (as defined below under "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities") for payment after the respective due dates specified in the Corresponding Junior Subordinated Debentures. PacifiCorp may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. PacifiCorp shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by PacifiCorp to such holder in any Direct Action.

    The holders of the Preferred Securities would not be able to exercise directly any rights against PacifiCorp other than those set forth in the preceding paragraph available to the holders of the Corresponding Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, to the fullest extent permitted by law, the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of such rights. See "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities."

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts PacifiCorp's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any corporation or otherwise engage in restructuring transactions. (Section 10.01)

CONVERSION OR EXCHANGE

    If and to the extent indicated in the applicable Prospectus Supplement, the Junior Subordinated Debentures of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Subordinated Debentures of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of PacifiCorp, in which case the number of shares of Preferred Securities or other securities to be received by the holders of Junior Subordinated Debentures would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, PacifiCorp will be discharged from any and all obligations under the Indenture in respect of the Junior Subordinated Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if PacifiCorp deposits with the Debenture Trustee, in trust, moneys or Government Obligations (as defined in the Indenture), in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures and, if, among other things, such Junior Subordinated Debentures are not due and payable, or are not to be called for redemption, within one year, PacifiCorp delivers to the Debenture Trustee an opinion of counsel to the effect that the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition to discharging certain obligations under the Indenture as stated above, if PacifiCorp delivers to the Debenture Trustee an opinion of counsel (in lieu of the opinion of counsel referred to above) to the effect that (a) PacifiCorp has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (c) the trust resulting from the defeasance is a valid trust and will not constitute a regulated investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), then, in such event, PacifiCorp will be deemed to have paid and discharged the entire indebtedness on the Junior Subordinated Debentures. In the event of any such defeasance and discharge of Junior Subordinated Debentures of such series, holders of Junior Subordinated Debentures of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures of such series. (Sections 11.01, 11.02 and 11.03)

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

    The Bank of New York serves as trustee and agent under agreements involving PacifiCorp and its affiliates.

CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

    The Corresponding Junior Subordinated Debentures are to be issued as a series of Junior Subordinated Debentures under the Indenture with terms corresponding to the terms of the related Preferred Securities. In that event, concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof and the consideration paid by PacifiCorp for the Common Securities in the Corresponding Junior Subordinated Debentures issued by PacifiCorp to the Issuer Trust. The Corresponding Junior Subordinated Debentures will be in the principal amount equal to the aggregate stated liquidation preference of the Preferred Securities plus PacifiCorp's concurrent investment in the Common Securities. The Corresponding Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of PacifiCorp. See "--Subordination" and the applicable Prospectus Supplement relating to any offering of the Preferred Securities.


    If a Special Event (as defined under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures") in respect of the Issuer Trust shall occur and be continuing, PacifiCorp may, at its option, redeem the Corresponding Junior Subordinated Debentures at any time within 90 days of the occurrence of such Special Event, in whole but not in part, at a redemption price equal to, unless otherwise indicated in the applicable Prospectus Supplement, 100% of the principal amount of such Corresponding Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the Issuer Trust is the holder of all the outstanding Corresponding Junior Subordinated Debentures, the proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities in accordance with their terms. See "Description of Preferred Securities--Redemption or Exchange--Mandatory Redemption." PacifiCorp may not redeem the Corresponding Junior Subordinated Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debentures for all interest periods terminating on or prior to the date fixed for redemption.


    PacifiCorp will covenant as to the Corresponding Junior Subordinated Debentures, that if and so long as (i) the Issuer Trust of the Preferred Securities and Common Securities is the holder of all the Corresponding Junior Subordinated Debentures, (ii) a Tax Event (as defined under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures") in respect of such Issuer Trust has occurred and is continuing and (iii) PacifiCorp has not redeemed such Corresponding Junior Subordinated Debentures or terminated the Issuer Trust, PacifiCorp will pay to the Issuer Trust Additional Sums (as defined under "Description of Preferred Securities--Redemption or Exchange--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures"). (Section 5.05 of the Fourth Supplemental Indenture) PacifiCorp will also covenant, as to the Corresponding Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer Trust to which Corresponding Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to PacifiCorp's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Issuer Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to remain classified as a grantor trust and not to be classified as an association taxable as a corporation for United States federal income tax purposes.

(Section 5.07 of the Fourth Supplemental Indenture) PacifiCorp will also make certain additional agreements with respect to the Corresponding Junior Subordinated Debentures as provided in the last sentence of the first paragraph under "--Modification of Indenture."

MISCELLANEOUS

    PacifiCorp will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of PacifiCorp; PROVIDED, HOWEVER, that, in the event of any such assignment, PacifiCorp will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11)

                      DESCRIPTION OF PREFERRED SECURITIES

    Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of the Issuer Trust, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as supplemented or amended from time to time) are referred to herein or in the applicable Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Preferred Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities except as described below under "--Subordination of Common Securities." Legal title to the Corresponding Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee Agreement executed by PacifiCorp for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

    The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Distributions on the Preferred Securities will be payable at a rate specified in the applicable Prospectus Supplement. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions ("Additional Amounts") if and as specified in the applicable Prospectus Supplement. The term "Distributions" as used herein includes any Additional Amounts unless otherwise stated.


    Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (and without any reduction in Distributions or other payment in respect of any such early payment), in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.


    If provided in the applicable Prospectus Supplement, PacifiCorp has the right under the Indenture to defer the payment of interest on the Corresponding Junior Subordinated Debentures at any time or from time to time for one or more Extension Periods, subject to the terms, conditions and covenants, if any, specified in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that no Extension Period may extend beyond the maturity of the Corresponding Junior Subordinated Debentures. (Section 4.01 of the Fourth Supplemental Indenture) As a consequence of any such extension, Distributions on the Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the applicable Prospectus Supplement) by the Issuer Trust during any such Extension Period. During such Extension Period, PacifiCorp may not, and may not permit any subsidiary of PacifiCorp to, (i) declare, set aside or pay any dividend or distribution on, or repurchase, redeem, or otherwise acquire or make any sinking fund payment with respect to, any shares of PacifiCorp's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the Corresponding Junior Subordinated Debentures or make any guarantee payments with respect to the foregoing (other than (a) dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock, (b) conversions into or exchanges for shares of its capital stock, (c) redemptions, purchases or other acquisitions of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PacifiCorp or any of its subsidiaries and mandatory redemptions or sinking fund payments with respect to any series of preferred stock of PacifiCorp that are subject to mandatory redemption or sinking fund requirements; PROVIDED, HOWEVER, that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PacifiCorp and then outstanding and (2) the capital and surplus of PacifiCorp to be stated on the books of account of PacifiCorp after giving effect to such payment; PROVIDED, FURTHER, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision, and (d) payments under any guarantee by PacifiCorp with respect to any securities of a subsidiary of PacifiCorp, provided that the proceeds from the issuance of such securities were issued to purchase Junior Subordinated Debentures of any series under the Indenture). (Section 5.06 of the Fourth Supplemental Indenture) See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "--Certain Covenants of PacifiCorp."


    The revenue of the Issuer Trust available for distribution to holders of Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of Preferred Securities and Common Securities. See "Description of Corresponding Junior Subordinated Debentures." If PacifiCorp does not make interest payments on the Corresponding Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Issuer Trust has funds available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by PacifiCorp on a limited basis as set forth herein under "Description of Guarantee."

    Distributions on the Preferred Securities of the Issuer Trust will be payable to the holders thereof as they appear on the register of the Issuer Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "Book-Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for the Preferred Securities shall be a date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

REDEMPTION OR EXCHANGE

    MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the

Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the related Preferred Securities, upon not less than 30 nor more than 60 days' notice prior to the date fixed for repayment or redemption (the "Redemption Date"), at a redemption price equal to the aggregate liquidation preference of such Preferred Securities plus accumulated and unpaid Distributions thereon to the Redemption Date (the "Redemption Price") and the related amount of the premium, if any, paid by PacifiCorp upon the concurrent redemption of such Corresponding Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Redemption" and "--Corresponding Junior Subordinated Debentures." If less than all of the Corresponding Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption PRO RATA of the related Preferred Securities and the Common Securities. The amount of premium, if any, paid by PacifiCorp upon the redemption of all or any part of the Corresponding Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption PRO RATA of the Preferred Securities and the Common Securities.


    SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF CORRESPONDING JUNIOR SUBORDINATED DEBENTURES. If a Tax Event or an Investment Company Event (each as defined below, a "Special Event") in respect of the Preferred Securities shall occur and be continuing, PacifiCorp has the right to redeem the Corresponding Junior Subordinated Debentures in whole but not in part at a redemption price of, unless otherwise indicated in the applicable Prospectus Supplement, 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the redemption date and thereby cause a mandatory redemption of the Preferred Securities and Common Securities in whole but not in part within 90 days following the occurrence of such Special Event at the Redemption Price. (Section
3.02 of the Fourth Supplemental Indenture) Whether or not a Special Event has occurred, PacifiCorp has the right to terminate the Issuer Trust at any time and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Corresponding Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer Trust. If PacifiCorp does not elect either option described above, the Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the Corresponding Junior Subordinated Debentures.


    "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

    "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in
1940 Act Law") the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

    "Like Amount" means (i) with respect to a redemption of Preferred Securities, Preferred Securities having a stated liquidation preference equal to that portion of the principal amount of Corresponding Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debentures to holders of Preferred Securities in connection with a termination or liquidation of the Issuer Trust, Corresponding Junior Subordinated Debentures having a principal amount equal to the stated liquidation preference of the Preferred Securities of the holder to whom such Corresponding Junior Subordinated Debentures are distributed.

    "Tax Event" means the receipt by the Issuer Trust or PacifiCorp of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States, or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Corresponding Junior Subordinated Debentures, (ii) interest payable by PacifiCorp on the Corresponding Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by PacifiCorp, in whole or in part, for United States federal income tax purposes, or (iii) the Issuer Trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.


    After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debentures for the Preferred Securities (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Subordinated Debentures having a principal amount equal to the stated liquidation preference of the Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.


    There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a termination and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debentures that the investor may receive on termination and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.


    POSSIBLE TAX LAW CHANGES. On February 6, 1997, as part of the fiscal 1998 budget proposal submitted to Congress, the Clinton Administration proposed certain changes to federal income tax law which would, among other things, deny an issuer an interest deduction, for federal income tax purposes, on certain instruments similar to the Corresponding Junior Subordinated Debentures that are issued on or after the date of "first committee action" (the "Clinton Proposal"). The revenue provisions of the proposed fiscal 1998 federal budget are contained in H.R. 2014, the House of Representatives and Senate versions of which were passed on June 26 and 27, 1997, respectively. Neither the House of Representatives nor the Senate versions of H.R. 2014 included any provision that would deny an issuer an interest deduction, for federal income tax purposes, on instruments with terms similar to the Corresponding Junior Subordinated Debentures. There can be no assurance, however, that the Clinton Proposal or other legislation that adversely affects the Corresponding Junior Subordinated Debentures will not ultimately be enacted into law or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Corresponding Junior Subordinated Debentures or that any legislation enacted would not cause a Tax Event that may result in the redemption of the Corresponding Junior Subordinated Debentures and, consequently, the Preferred Securities, as more fully described under "--Special Event Redemption or Distribution of Corresponding Junior Subordinated Debentures."

REDEMPTION PROCEDURES

    Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."


    If the Issuer Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC, funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Issuance." If the Preferred Securities are no longer in book-entry form, the Issuer Trust, to the extent funds are available, will irrevocably deposit with the Preferred Securities Paying Agent (as defined herein) for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give the Preferred Securities Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holder of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any Distributions or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day (and without any reduction in Distributions or other payment in respect of any such early payment), in each case with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by PacifiCorp pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.


    Subject to applicable law (including, without limitation, United States federal securities law), PacifiCorp or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Subordinated Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; PROVIDED, HOWEVER, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the fifteenth day prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

    If less than all of the Preferred Securities are to be redeemed on a Redemption Date, then the aggregate stated liquidation preference of the Preferred Securities to be redeemed shall be allocated

PRO RATA among the Preferred Securities. If the Preferred Securities continue to be in book-entry form at the time of such redemption, the Preferred Securities to be redeemed will be redeemed in accordance with the procedures of DTC. If at such time the Preferred Securities are not in book-entry form, the particular Preferred Securities to be redeemed shall be selected on a PRO RATA basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Preferred Securities to be redeemed at its registered address. Unless PacifiCorp defaults in payment of the redemption price on the Corresponding Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions (including Additional Sums, if applicable) on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the stated liquidation preference of such Preferred Securities and Common Securities; PROVIDED, HOWEVER, that if on any Distribution Date or Redemption Date any Event of Default (as defined below under "--Events of Default; Notice") under the Trust Agreement resulting from a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Sums, if applicable) on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Sums, if applicable) on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions (including Additional Sums, if applicable) on, or Redemption Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, PacifiCorp as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of PacifiCorp as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    Pursuant to the Trust Agreement, the Issuer Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of PacifiCorp; (ii) the distribution of a Like Amount of the Corresponding Junior Subordinated Debentures to the holders of the Preferred Securities if PacifiCorp, as depositor, has given written direction to the Property Trustee to terminate the Issuer Trust (which direction is optional and wholly within the discretion of PacifiCorp as depositor); (iii) the redemption of all of the Preferred Securities as described under "--Redemption or Exchange"; and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer Trust.

    If an early termination occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of the Preferred Securities and Common Securities a Like Amount of the Corresponding Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation preference plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on the Preferred Securities shall be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation PRO RATA with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental indenture may provide that if an early termination occurs as described in clause (iv) above, the Corresponding Junior Subordinated Debentures may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default under the Indenture with respect to the Corresponding Junior Subordinated Debentures (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by the Issuer Trust in the payment of any Distribution with respect to Preferred Securities when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (iii) default by the Issuer Trust in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by PacifiCorp to appoint a successor Property Trustee within 60 days thereof.

    Within 15 Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and PacifiCorp, as depositor, unless such Event of Default shall have been cured or waived. PacifiCorp, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If, in the event of a Debenture Event of Default, the Debenture Trustee fails or the holders of not less than 25% in aggregate principal amount of the Corresponding Junior Subordinated Debentures fail to declare the principal due and payable, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities shall have such right. Except as set forth above, the existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof or declare amounts due and payable.

    If a Debenture Event of Default with respect to any Corresponding Junior Subordinated Debentures has occurred and is continuing, the corresponding Preferred Securities shall have a preference over the Common Securities upon termination of the Issuer Trust as described above. See "--Liquidation Distribution Upon Termination."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, of its rights as a holder of the Corresponding Junior Subordinated Debentures against PacifiCorp. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of PacifiCorp to pay interest or principal on the Corresponding Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding against PacifiCorp for enforcement of payment to such holder of the principal of or interest on the Corresponding Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action") after the respective due dates specified in the Corresponding Junior Subordinated Debentures. In connection with such Direct Action, PacifiCorp will be subrogated to the rights of such holder of Preferred Securities with respect to payments on the Preferred Securities to the extent of any payment made by PacifiCorp to such holder of Preferred Securities in such Direct Action.

    The holders of the Preferred Securities would not be able to exercise directly against PacifiCorp any rights other than those set forth in the preceding paragraph available to the holders of the Corresponding Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, to the fullest extent permitted by law, the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of such rights.

REMOVAL OF ISSUER TRUSTEES

    Unless a Debenture Event of Default with respect to any Corresponding Junior Subordinated Debentures shall have occurred and be continuing, the Issuer Trustees may be removed at any time by PacifiCorp as the holder of the Common Securities. If such a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in aggregate liquidation preference of the outstanding corresponding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in PacifiCorp as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of the Issuer Trust may at the time be located, PacifiCorp, as the holder of the Common Securities, shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

    The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below or as otherwise described in "--Liquidation Distribution Upon Termination." The Issuer Trust may, at the request of PacifiCorp, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) PacifiCorp expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debentures, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, PacifiCorp has received an opinion from independent counsel to the Issuer Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act and (viii) PacifiCorp or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust shall not, except with the consent of holders of 100% in aggregate liquidation preference of the Preferred Securities of the Issuer Trust, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law the Trust Agreement and the Indenture, the holders of the Preferred Securities will have no voting rights.


    The Trust Agreement may be amended from time to time by PacifiCorp and the Issuer Trustees, without the consent of the holders of the Preferred Securities,
(i) to reflect the acceptance of appointment by a successor Issuer Trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, that shall not be inconsistent with the other provisions of the Trust Agreement, or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities of the Issuer Trust are outstanding or to ensure that such Issuer Trust will not be required to register as an "investment company" under the Investment Company Act; PROVIDED, HOWEVER, that in the case of clause (ii) above, such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities or Common Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Preferred Securities and Common Securities. The Trust Agreement may be amended by the Issuer Trustees and PacifiCorp with (i) the consent of holders representing not less than a majority (based upon aggregate liquidation preference) of the outstanding Preferred Securities and Common Securities and
(ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's status as a grantor trust for United States federal income tax purposes or the Issuer Trust's exemption from status of an "investment company" under the Investment Company Act; PROVIDED, HOWEVER, that without the consent of each holder of the Preferred Securities and Common Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of holders of the Preferred Securities and Common Securities to institute suit for the enforcement of any such payment on or after such date as described under "--Enforcement of Certain Rights by Holders of Preferred Securities" above.


    So long as any Corresponding Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property

Trustee with respect to such Corresponding Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Corresponding Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding corresponding Preferred Securities; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of each holder of Corresponding Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be classified as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for the Issuer Trust to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by PacifiCorp, the Issuer Trustees or any affiliate of PacifiCorp or any Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if any Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the "Preferred Securities Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and PacifiCorp. The Preferred Securities Paying Agent shall be permitted to resign as Preferred Securities Paying Agent upon 30 days' written notice to the Property Trustee and PacifiCorp. In the event that the Property Trustee shall no longer be the Preferred Securities Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Property Trustee and PacifiCorp) to act as Preferred Securities Paying Agent.

REGISTRAR AND TRANSFER AGENT

    Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by PacifiCorp and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS


    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Corresponding Junior Subordinated Debentures will be treated as indebtedness of PacifiCorp for United States federal income tax purposes. In this connection, PacifiCorp and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that PacifiCorp and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.


    Holders of the Preferred Securities have no preemptive or similar rights.

    Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                              BOOK-ENTRY ISSUANCE

    Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as securities depositary for all of the Preferred Securities and the Junior Subordinated Debentures. The Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and the Junior Subordinated Debentures, representing in the aggregate the total number of Preferred Securities, or aggregate principal amount of Junior Subordinated Debentures, respectively, and will be deposited with DTC or its custodian.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities or Junior Subordinated Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities or Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Preferred Securities or Junior Subordinated Debentures is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities or Junior Subordinated Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities or Junior Subordinated Debentures. If less than all of the Preferred Securities or Junior Subordinated Debentures are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures.

    Although voting with respect to the Preferred Securities or Junior Subordinated Debentures is limited to the holders of record of the Preferred Securities or Junior Subordinated Debentures, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payments on the Preferred Securities or Junior Subordinated Debentures will be made by the Property Trustee and the Debenture Trustee, respectively, to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Debenture Trustee, the Issuer Trust thereof or PacifiCorp, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Preferred Securities or Junior Subordinated Debentures are the responsibility of the Property Trustee or the Debenture Trustee, respectively, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities or Junior Subordinated Debentures at any time by giving reasonable notice to the Property Trustee and PacifiCorp. In the event that a successor securities depositary is not obtained, definitive Preferred Security or Junior Subordinated Debentures certificates representing such Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. PacifiCorp, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an Event of Default or Debenture Event of Default, the holders of a majority in aggregate liquidation preference of Preferred Securities or aggregate principal amount of Junior Subordinated Debentures, respectively, may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer Trust and PacifiCorp believe to be accurate, but the Issuer Trust and PacifiCorp assume no responsibility for the accuracy thereof. Neither the Issuer Trust nor PacifiCorp has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by PacifiCorp concurrently with the issuance by the Issuer Trust of the Preferred Securities for the benefit of the holders from time to time of the Preferred Securities. The Bank of New York will act as indenture trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

    PacifiCorp will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that the Issuer Trust has funds on hand available therefor, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Corresponding Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the stated liquidation preference plus accumulated and unpaid Distributions on the Preferred Securities to the date of payment to the extent that the Issuer Trust has funds on hand available therefor and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of Preferred Securities. PacifiCorp's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PacifiCorp to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

    If PacifiCorp does not make interest payments on the Corresponding Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay Distributions on the Preferred Securities and will not have funds available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of PacifiCorp. See "--Status of the Guarantee." Except as otherwise provided in the applicable Prospectus Supplement, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of PacifiCorp, whether under the Indenture or any existing or other indenture that PacifiCorp may enter into in the future or otherwise.

    PacifiCorp has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (as defined below), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of PacifiCorp and will rank subordinate and junior in right of payment to all Senior Indebtedness.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by PacifiCorp. PacifiCorp expects from time to time to incur substantial additional indebtedness constituting Senior Indebtedness.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation preference of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of PacifiCorp and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of PacifiCorp to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate stated liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Preferred Securities may institute a legal proceeding directly against PacifiCorp to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

    PacifiCorp, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not PacifiCorp is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by PacifiCorp in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Issuer Trust or upon distribution of Corresponding Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT


    Pursuant to an Expense Agreement entered into by PacifiCorp under the Trust Agreement (the "Expense Agreement"), PacifiCorp will agree, for the benefit of each person or entity to whom the Issuer Trust becomes indebted or liable, to pay, when and as due, any costs, expenses or liabilities of the Issuer Trust, other than obligations of the Issuer Trust to pay to the holders of any Preferred Securities or other similar interests in the Issuer Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                               AND THE GUARANTEE

    As long as payments of interest and other payments are made when due on the Corresponding Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Corresponding Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation preference of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates of the Corresponding Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) PacifiCorp shall pay for all and any costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Preferred Securities under the Preferred Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by PacifiCorp as and to the extent set forth under "Description of Guarantee." Taken together, PacifiCorp's obligations under the Corresponding Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations under the Preferred Securities. If and to the extent that PacifiCorp does not make payments on the Corresponding Junior Subordinated Debentures, the Issuer Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, the remedies of a holder of the Preferred Securities are as described above under "Description of Junior Subordinated Debentures--Debenture Events of Default" and "Description of Preferred Securities--Events of Default; Notice" and "--Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of PacifiCorp under the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness of PacifiCorp.

    Notwithstanding anything to the contrary in the Indenture, PacifiCorp has the right to set-off any payment it is otherwise required to make thereunder with and to the extent PacifiCorp has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

    A holder of any Preferred Security may institute a legal proceeding directly against PacifiCorp to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity.

    The Preferred Securities evidence a beneficial interest in the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debenture is that a holder of a Corresponding Junior Subordinated Debenture is entitled to receive from PacifiCorp the principal amount of and interest accrued on Corresponding Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer Trust (or from PacifiCorp under the Guarantee) if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust involving the liquidation of the Corresponding Junior Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust and after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of PacifiCorp, the Property Trustee, as holder of the Corresponding Junior Subordinated Debentures, would be a subordinated creditor of PacifiCorp, subordinated in right of payment to all Senior Indebtedness of PacifiCorp, but entitled to receive payment in full of principal and interest, before any shareholders of PacifiCorp receive payments or distributions. Since PacifiCorp is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Corresponding Junior Subordinated Debentures relative to other creditors and to shareholders of PacifiCorp in the event of liquidation or bankruptcy of PacifiCorp would be substantially the same.


    A default or event of default under any Senior Indebtedness of PacifiCorp will not constitute a default or Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of PacifiCorp, the subordination provisions of the Indenture provide that no payments may be made in respect of the Corresponding Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Corresponding Junior Subordinated Debentures would constitute a Debenture Event of Default under the Indenture with respect thereto.

                              PLAN OF DISTRIBUTION

    PacifiCorp may sell any series of the Junior Subordinated Debentures, and the Issuer Trust may sell the Preferred Securities, through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement with respect to the securities offered thereby will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to PacifiCorp or the Issuer Trust, as the case may be, from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are involved in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

    If a dealer is used in the sale of any Offered Securities, PacifiCorp will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Offered Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

    The Offered Securities may be sold directly by PacifiCorp or through agents designated by PacifiCorp from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Offered Securities will be named, and any commissions payable by PacifiCorp to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

    Certain of the underwriters, dealers or agents and their associates may be customers of, engage in the transactions with or perform services for PacifiCorp and/or the Issuer Trust and/or any of their respective affiliates in the ordinary course of business.

    PacifiCorp will indicate in a Prospectus Supplement the extent to which it anticipates that a secondary market for the Offered Securities will be available.

    Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of such Offered Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to certain conditions, PacifiCorp and the applicable Issuer Trustee may agree to indemnify the several underwriters, dealers or agents and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments any such person may be required to make in respect thereof.

                                 LEGAL OPINIONS

    Unless otherwise indicated in the applicable Prospectus Supplement, certain legal matters in connection with the Offered Securities, including the validity of the Junior Subordinated Debentures, the Indenture and the Guarantee, will be passed upon for PacifiCorp and the Issuer Trust by Stoel Rives LLP, Portland, Oregon, and for the underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel to PacifiCorp and the Issuer Trust. Certain tax matters in connection with the Preferred Securities will be passed upon for PacifiCorp and the Issuer Trust by Stoel Rives LLP. John M. Schweitzer, who is an assistant secretary of PacifiCorp, is a partner in the firm of Stoel Rives LLP.

                                    EXPERTS


    The financial statements incorporated in this Prospectus by reference from PacifiCorp's Annual Report on Form 10-K (as it may be amended) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


    With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in PacifiCorp's Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement of which this Prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                              -------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                                            PAGE
                                                                            ----
Risk Factors..............................................................   S-4
PacifiCorp Capital II.....................................................   S-9
PacifiCorp................................................................  S-10
Use of Proceeds...........................................................  S-10
Selected Financial Information............................................  S-11
Accounting Treatment......................................................  S-12
Certain Terms of Series B Preferred Securities............................  S-13
Certain Terms of Series D Debentures......................................  S-15
Certain Federal Income Tax Considerations.................................  S-18
ERISA Considerations......................................................  S-21
Underwriting..............................................................  S-24
Legal Opinions............................................................  S-25
                                   PROSPECTUS
Available Information.....................................................     3
Incorporation of Certain Documents by Reference...........................     3
PacifiCorp................................................................     4
The Issuer Trust..........................................................     5
Use of Proceeds...........................................................     6
Consolidated Ratios of Earnings to Fixed Charges..........................     6
Description of Junior Subordinated Debentures.............................     6
Description of Preferred Securities.......................................    17
Book-Entry Issuance.......................................................    28
Description of Guarantee..................................................    30
Relationship Among the Preferred Securities, the Corresponding Junior
  Subordinated Debentures and the Guarantee...............................    33
Plan of Distribution......................................................    34
Legal Opinions............................................................    35
Experts...................................................................    35


                                   5,400,000
                              PREFERRED SECURITIES


                             PACIFICORP CAPITAL II
                   7.70% TRUST PREFERRED SECURITIES, SERIES B
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
GUARANTEED TO THE EXTENT PACIFICORP CAPITAL II HAS FUNDS AS DESCRIBED HEREIN BY


                                     [LOGO]

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                             PROSPECTUS SUPPLEMENT
                              DATED JULY 30, 1997


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                               SMITH BARNEY INC.

                           A.G. EDWARDS & SONS, INC.

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

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